Exhibit T3E2

Court File No. CV-12-9667-00CL

IN THE MATTER OF THE COMPANIES’ CREDITORS

ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE AND

ARRANGEMENT OF SINO-FOREST CORPORATION

PLAN SUPPLEMENT

to the

PLAN OF COMPROMISE AND REORGANIZATION DATED OCTOBER 19, 2012

pursuant to the Companies’ Creditors Arrangement Act

and the Canada Business Corporations Act

concerning, affecting and involving

SINO-FOREST CORPORATION

November 21, 2012

NOTICE OF FILING OF PLAN SUPPLEMENT

PLEASE TAKE NOTICE that, pursuant to a Plan Filing and Meeting Order of the Ontario Superior Court of Justice dated August 31, 2012 (the “Meeting Order”) relating to a meeting (the “Meeting”) to consider a Plan of Compromise and Reorganization dated October 19, 2012 (as such Plan may be modified, amended, varied or supplemented in accordance with its terms, the “Plan”) filed by Sino-Forest Corporation (the “Applicant”) pursuant to the provisions of the Companies’ Creditors Arrangement Act (Canada) and Section 191 of the Canada Business Corporations Act and as set forth in the Meeting Information Statement dated October 20, 2012 pertaining to the Plan (the “Information Statement”), the Applicant must serve and file this Plan supplement (as such Plan supplement may be thereafter modified, amended, varied or supplemented in accordance with the Plan, this “Plan Supplement”), and the Monitor must post the Plan Supplement on the Website, no later than seven (7) days prior to the Meeting. All capitalized terms not otherwise defined in this Plan Supplement shall have the meanings ascribed to them in the Plan.

PLEASE TAKE FURTHER NOTICE that this Plan Supplement supplements the Plan with (A) a summary of the terms of the Litigation Trust, (B) a draft of the Litigation Trust Agreement, (C) a summary of certain information concerning Newco, including information relating to Newco’s governance and management and a summary of the terms of the Newco Shares, (D) a description of the terms of the Newco Notes, (E) a summary of the constitution and governance of SFC Escrow Co., (F) information concerning certain reserves and other amounts relating to the Plan, and (G) a draft of the Plan Sanction Order, each of which is attached hereto as Exhibit A, B, C, D, E, F and G, respectively.

PLEASE TAKE FURTHER NOTICE that you are advised and encouraged to read this Plan Supplement in conjunction with the Information Statement, the Plan and the Meeting Order.

PLEASE TAKE FURTHER NOTICE that a true and complete copy of the Plan Supplement is attached hereto.

PLEASE TAKE FURTHER NOTICE that copies of the Plan Supplement as well as the Plan, the Information Statement and the Meeting Order may be obtained from the Monitor’s website at http://cfcanada.fticonsulting.com/sfc/.

EXHIBIT A

SUMMARY OF TERMS OF LITIGATION TRUST

Overview

The Litigation Trust will be created pursuant to the Plan on the Plan Implementation Date. Pursuant to the agreement governing the Litigation Trust, a draft form of which is attached as Exhibit B to the Plan Supplement (the “Litigation Trust Agreement”), the Litigation Trustee will hold the Litigation Trust Claims and the other Litigation Trust Assets for the benefit of the Affected Creditors with Proven Claims and the Noteholder Class Action Claimants entitled to receive Litigation Trust Interests under the Plan (the “Litigation Trust Beneficiaries”). Capitalized terms used in this Exhibit A but not otherwise defined herein have the meaning ascribed to such terms in the Litigation Trust Agreement.

Transfer of Assets and Rights to Litigation Trust

On the Plan Implementation Date, each of the Litigation Trust Claims will be transferred to the Litigation Trustee. The “Litigation Trust Claims” to be held by the Litigation Trustee pursuant to the Litigation Trust Agreement are defined in the Litigation Trust Agreement as any and all claims, actions, causes of action, demands, suits, rights, entitlements, litigation, arbitration, proceeding, hearing or complaint, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, contingent or non-contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring at any time, whether before, on or after March 30, 2012, which may be asserted, by or on behalf of (i) SFC against any and all third parties; or (ii) the Noteholders or any representative thereof (including the Trustee) against any and all third parties in connection with any the Notes issued by SFC, other than Noteholder Class Action Claims. However, the Litigation Trust Claims will not include any claim or cause of action that is released pursuant to Sections 7.1 of the Plan. The Litigation Trust Agreement defines “Litigation Trust Assets” as the Litigation Trust Claims, the Litigation Funding Amount, and any other assets acquired by the Litigation Trust on or after the Plan Implementation Date pursuant to the Litigation Trust Agreement or the Plan.

Upon the creation of the Litigation Trust, SFC will transfer the Litigation Funding Amount to the Litigation Trustee to finance the operations of the Litigation Trust. The Litigation Funding Amount is a cash amount acceptable to SFC, the Monitor and the Initial Consenting Noteholders to be contributed by SFC to the Litigation Trustee for purposes of funding the Litigation Trust on the Plan Implementation Date. The parties have not yet determined the amount of the Litigation Funding Amount.

Duties of Litigation Trustee

Subject to the terms of the Litigation Trust Agreement, the Litigation Trustee, upon direction of the Litigation Trust Board (whose decisions, approvals or other actions shall require a majority vote), in the exercise of its reasonable business judgment, will, in an efficient and responsible manner, prosecute the Litigation Trust Claims and preserve and enhance the value of the Litigation Trust Assets. The efficient and responsible prosecution of the Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise, as determined by the Litigation Trustee and the Litigation Trustee Board in accordance with the terms of the Litigation Trust Agreement and the exercise of their collective reasonable best judgement. The Litigation Trustee, upon direction by the Litigation Trust Board, and except as set forth in the Litigation Trust Agreement, will have the absolute right to pursue, settle and compromise or not pursue any and all Litigation Trust Claims as it determines is in the best interests of the Litigation Trust Beneficiaries, and consistent with the purposes of the Litigation Trust, and the Litigation Trustee will have no liability for the outcome of any such decision except for any damages caused by its gross negligence, bad faith, wilful misconduct or knowing violation of law.

Litigation Trustee

The Litigation Trustee will be determined by SFC and the Initial Consenting Noteholders prior to the Plan Implementation Date, with the consent of the Monitor, to serve as trustee of the Litigation Trust pursuant to and in accordance with the terms thereof. The Litigation Trustee will be appointed as trustee of the Litigation Trust effective as of the Plan Implementation Date. The parties have not yet determined who will serve as Litigation Trustee.

Litigation Trust Board

A litigation trust board (the “Litigation Trust Board”) will be established and consist of three Persons. The three members of the Litigation Trust Board will be appointed to serve in such capacity pursuant to the Sanction Order. The members of the Litigation Trust Board will have the right to direct and remove the Litigation Trustee in accordance with the Litigation Trust Agreement, and will have the right to operate and manage the Litigation Trust in a manner that is not inconsistent with the terms of the Litigation Trust Agreement. No holder of Litigation Trust Interests (except to the extent such holder is a member of the Litigation Trust Board) will have any consultation or approval rights whatsoever in respect of management and operation of the Litigation Trust. The parties have not yet determined who will serve as members of the Litigation Trust Board.

Interests of Holders of Litigation Trust Interests

The ownership of a Litigation Trust Interest will not entitle any holder of Litigation Trust Interests to any title in or to the assets of the Litigation Trust or to any right to call for a partition or division of the assets of the Litigation Trust or to require an accounting. The entitlements of the holders of Litigation Trust Interests (and the beneficial interests therein) will not be represented by certificates, securities, receipts or in any other form or manner whatsoever, except as maintained on the books and records of the Litigation Trust by the Litigation Trustee or the Registrar. No transfer, sale assignment, distribution, exchange, pledge, hypothecation, mortgage or other disposition (each, a “Transfer”) of a Litigation Trust Interest may be effected or made.

However, Transfers of a Litigation Trust Interest may be made pursuant to the Plan or by operation of law or by will or the laws of descent and distribution.

Canada Federal Income Tax Matters Relating to Litigation Trust Interests

The treatment for Canadian federal income tax purposes, pursuant to the Tax Act, of the Litigation Trust and of a Holder’s Litigation Trust Interest, including the holding and disposition thereof and the receipt of distributions is unclear and will depend, in part, on the residence of the Litigation Trust. The residence of the Litigation Trust for purposes of the Tax Act will depend on a number of factors, including the location where the Litigation Trust is managed and controlled. Pursuant to the Tax Proposals, where the management and control of the Litigation Trust is located outside Canada, the Litigation Trust may still be deemed, for certain purposes of the Tax Act, to be resident in Canada.

To the extent the Litigation Trust is, or is deemed to be, a resident of Canada for purposes of the Tax Act, and realizes any income or capital gain with respect to the Litigation Trust Claims transferred to the Litigation Trust, the Litigation Trust may be liable for Canadian federal income tax thereon. Where the Litigation Trust is subject to Canadian federal income tax and is a resident of Canada solely by virtue of being deemed a resident, Canadian Holders of beneficial interests in the Litigation Trust have, jointly and severally, or solidarily, with the Litigation Trust and with each other, the rights and obligations of the Litigation Trust under Divisions I and J of the Tax Act, including in respect of the filing of returns and the payment of income tax payable by the Litigation Trust, and may be subject to administration and enforcement proceedings under Part XV of the Tax Act in respect of those rights and obligations, subject to the recovery limit rules in proposed section 94 of the Tax Act. To the extent that the income or gains of the Litigation Trust are paid or made payable to the beneficiaries of the Litigation Trust in a particular taxation year, the beneficiaries may be liable for Canadian federal income tax in respect of such amounts paid or made payable and a deduction in computing income may be available to the Litigation Trust.

To the extent the Litigation Trust is, or is deemed to be, a resident of Canada for Canadian income tax purposes, net income of the Litigation Trust distributed to non-residents of Canada will be subject to withholding tax under the Canadian Tax Act at a 25% rate, subject to potential reduction under an applicable tax treaty between Canada and the beneficiary’s jurisdiction of residence.

Holders who will receive an interest in the Litigation Trust should consult their own tax advisors with respect to both Canadian and foreign income tax considerations.

EXHIBIT B

DRAFT OF LITIGATION TRUST AGREEMENT

EXHIBIT B

DRAFT OF LITIGATION TRUST AGREEMENT

SINO-FOREST LITIGATION TRUST AGREEMENT

(i)

4.4	Special Meetings of the Litigation Trust Board	17
4.5	Manner of Acting	17
4.6	Litigation Trust Board’s Action Without a Meeting	18
4.7	Notice of, and Waiver of Notice for Litigation Trust Board Meetings	19
4.8	Telephonic Communications	19
4.9	Tenure, Removal and Replacement of the Members of the Litigation Trust Board	19
4.10	Compensation of the Litigation Trust Board	20
4.11	Standard of Care; Exculpation	21

ARTICLE 5 TAX MATTERS		21
5.1	[Federal Income Tax Treatment of the Litigation Trust	21
5.2	Allocations of Litigation Trust Taxable Income	23
5.3	Canadian Tax Treatment of Distributions by Litigation Trustee	23

ARTICLE 6 DISTRIBUTIONS		23
6.1	Distributions; Withholding	23
6.2	Manner of Payment or Distribution	24
6.3	Cash Distributions	24

ARTICLE 7 INDEMNIFICATION		24
7.1	Indemnification of Litigation Trustee and the Litigation Trust Board	24

ARTICLE 8 REPORTING OBLIGATIONS OF LITIGATION TRUSTEE		25
8.1	Reports	25

ARTICLE 9 TERM; TERMINATION OF THE LITIGATION TRUST		26
9.1	Term; Termination of the Litigation Trust	26
9.2	Continuance of Trust for Winding Up	26

ARTICLE 10 AMENDMENT AND WAIVER		27
10.1	Amendment and Waiver	27

ARTICLE 11 MISCELLANEOUS PROVISIONS		27
11.1	Intention of Parties to Establish the Litigation Trust	27
11.2	Laws as to Construction	27
11.3	Jurisdiction	27
11.4	Severability	28
11.5	Notices	28
11.6	Fiscal Year	29
11.7	Construction; Usage	29
11.8	Counterparts; Facsimile; PDF	30
11.9	Confidentiality	30
11.10	Entire Agreement	31
11.11	No Bond	31
11.12	Effectiveness	31
11.13	Successor and Assigns	31
11.14	No Execution	31
11.15	Irrevocability	32

(ii)

THIS LITIGATION TRUST AGREEMENT (this “Agreement”), dated as of the Effective Date, is entered into by and among:

1.	Sino-Forest Corporation (“SFC”); and

2.	[—], as trustee of the Litigation Trust (the “Litigation Trustee”).

PRELIMINARY STATEMENT

SFC has filed that certain Plan of Compromise and Arrangement dated —, 2012 in the Ontario Superior Court of Justice (the “CCAA Court”) pursuant to the provisions of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (the “CCAA”) (Case No. CV-12-9667-CL) (together with any supplement to such Plan and the exhibits and schedules thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Plan”).

On March 30, 2012 (the “Filing Date”), SFC commenced reorganization proceedings under the CCAA before the CCAA Court.

On —, 2012, the CCAA Court entered the Sanction Order approving the Plan.

The Litigation Trust is created in accordance with the laws of Ontario.

The Litigation Trust is created pursuant to this Agreement in order to effectuate certain provisions of the Plan and the Sanction Order and, in accordance therewith, the Litigation Trustee will hold the Litigation Trust Claims and the other Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries.

In this Agreement, “Litigation Trust Claims” means any and all claims, actions, causes of action, demands, suits, rights, entitlements, litigation, arbitration, proceeding, hearing or complaint, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, contingent or non-contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring at any time, whether before, on or after the Filing Date (the “Causes of Action”) which may be asserted, by or on behalf of (i) SFC against any and all third parties; or (ii) the Noteholders or any representative thereof (including the Trustees) against any and all third parties in connection with any of the Notes issued by SFC, other than Noteholder Class Action Claims; provided, however, that in no event shall Litigation Trust Claims include any Claim or Cause of Action that is released pursuant to Sections 7.1 of the Plan.

In this Agreement, “Litigation Trust Assets” means the Litigation Trust Claims, the Litigation Funding Amount, and any other assets acquired by the Litigation Trust on or after the Effective Date pursuant to this Agreement or the Plan.

The Litigation Trust is established for the sole purpose of liquidating and distributing the Litigation Trust Assets pursuant to the Plan and this Agreement with no objective to continue or engage in the conduct of a trade or business.

The Litigation Trust is established for the (i) benefit of the Affected Creditors with Proven Claims and the Noteholder Class Action Claimants entitled to receive Litigation Trust Interests under the Plan (individually, a “Litigation Trust Beneficiary” and collectively, the “Litigation Trust Beneficiaries”) and (ii) pursuit of all Litigation Trust Claims.

The Litigation Trustee has been duly appointed pursuant to the Sanction Order and Section 1.2(b) of this Agreement.

Unless the context otherwise requires, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan. Schedule A to this Agreement sets forth an index of terms that are defined in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and in the Plan, SFC, the Litigation Trustee and the Litigation Trust Board, intending to be legally bound, agree as follows:

ARTICLE 1

ESTABLISHMENT OF THE LITIGATION TRUST

1.1 Settling the Litigation Trust and Funding Expenses of the Litigation Trust

SFC shall settle the Litigation Trust and shall transfer the Litigation Funding Amount to the Litigation Trustee by way of a loan or otherwise to finance the operations of the Litigation Trust. The Litigation Trust Claims Transferors shall have no other funding obligations with respect to the Litigation Trust.

1.2 Establishment of Litigation Trust and Appointment of the Litigation Trustee

(a)	Pursuant to the Plan, the Litigation Trust is hereby established on the date and at the time set out in section 6.4 of the Plan, and shall be known as the “Sino-Forest Litigation Trust” on behalf of and for the benefit of the Litigation Trust Beneficiaries.

(b)	The Litigation Trustee is hereby appointed as trustee of the Litigation Trust effective as of the Plan Implementation Date (the “Effective Date”) and agrees to accept and hold the Litigation Trust Assets in trust for the Litigation Trust Beneficiaries, subject to the terms of this Agreement. The Litigation Trustee (and each successor trustee thereto serving from time to time hereunder) shall have all the rights, powers and duties set forth herein and pursuant to applicable law for accomplishing the purposes of the Litigation Trust.

1.3 Transfer of Assets and Rights to the Litigation Trustee

(a)	On the Effective Date, pursuant to the Plan and the Sanction Order each of the Litigation Trust Claims shall be deemed to be irrevocably transferred, assigned and delivered to the Litigation Trustee (i) rights, title and interests in and to the Litigation Trust Claims (and with respect to the Indenture Trustees, all of the rights, title and interests of the Noteholders in and to the Litigation Trust Claims on behalf of the Noteholders), free and clear of any and all liens, claims (other than claims in the nature of setoff or recoupment), encumbrances or interests of any kind in such property of any other Person, and (ii) all respective rights, title and interests in and to any lawyer-client privilege, work product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Litigation Trust Claims (collectively, the “Privileges”) (and with respect to the Indenture Trustees, all of the rights, title and interests of the Noteholders in and to the Privileges on behalf of the Noteholders), all of which shall, and shall be deemed to, vest in the Litigation Trustee for the benefit of the Litigation Trust Beneficiaries. In no event shall any part of the Litigation Trust Claims revert to or be distributed to SFC or the Noteholders (or any representative thereof (including the Trustees). None of the foregoing transfers to the Litigation Trustee shall constitute a merger or consolidation of the respective Litigation Trust Claims, each of which shall retain its separateness following the transfer for all purposes relevant to the prosecution thereof. The Litigation Trustee’s receipt of the Privileges shall be without waiver in recognition of the joint and/or successor interest in prosecuting claims on behalf of the Litigation Trust Claims Transferors.

(b)	Subject to Section 1.3(c), after the Effective Date, SFC shall (i) deliver or cause to be delivered to the Litigation Trustee, documents reasonably requested and related to the Litigation Trust Claims (including those maintained in electronic format), whether held by SFC or its employees, agents, advisors, counsel, accountants, or other professionals and (ii) provide reasonable access to such employees, agents, advisors, counsel, accountants or other professionals with knowledge of matters relevant to the Litigation Trust Claims. Where original documents are required, SFC will make reasonable efforts to make such original documents available. For the avoidance of doubt, the rights of the Litigation Trustee pursuant to this Section 1.3(b) shall include the right to demand or compel the production of copies of any such documents or information from any party, committee or person who may have produced such documents for or on behalf of SFC or any committee appointed by SFC or its board of directors.

(c)

Any documents or information delivered by SFC to the Litigation Trustee pursuant to Section 1.3(b) (i) shall be used strictly for the purposes of advancing the Litigation Trust Claims and for no other purpose, (ii) shall not, except as may be required by law, be used for any purpose in relation to any regulatory proceedings involving the Named Directors and Officers, and (iii) shall be subject to the continuation of any privilege attaching to such documents, including but not limited to lawyer-client privilege, litigation privilege, and common interest privilege, which privileges the Litigation Trustee agrees to maintain and uphold.

(d)	Where documents, information and/or access is requested of third party agents, advisors, lawyers, accountants or other professionals (“Third Party Disclosers”), the Litigation Trustee shall pay such reasonable fees and costs of such Third Party Disclosers as are necessary for them to comply with the requests of the Litigation Trustee.

(e)	SFC hereby agrees at any time and from time to time on and after the Effective Date, (i) at the reasonable request of the Litigation Trustee, to execute and/or deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), (ii) to take, or cause to be taken, all such further actions as the Litigation Trustee may reasonably request in order to evidence or effectuate the transfer of the Litigation Trust Claims and the Privileges to the Litigation Trustee contemplated hereby and by the Plan and to otherwise carry out the intent of the parties hereunder, and (iii) to cooperate with the Litigation Trustee in the prosecution of Litigation Trust Claims to the extent reasonable.

(f)	The Litigation Trustee agrees that it will accommodate reasonable requests by Named Directors and Officers (and their agents, advisors, lawyers, accountants or other professionals) to access, at their expense, copies or originals of any documents obtained by the Litigation Trustee pursuant to the terms of this Agreement, for the purposes of defending any civil, regulatory or other proceedings involving the Named Directors and Officers or in connection with their financial affairs.

1.4 Title to Litigation Trust Assets

(a)	Upon the transfer of the Litigation Trust Claims to the Litigation Trust pursuant to the Plan, the Sanction Order and this Agreement, SFC and any other holders of the Litigation Trust Claims (the “Litigation Trust Claims Transferors”) shall have no interest in or with respect to the Litigation Trust Assets, and the Litigation Trustee shall succeed to all of the Litigation Trust Claims Transferors’ rights, title and interests in and to the Litigation Trust Claims.

(b)	Notwithstanding anything in the Plan or in this Agreement to the contrary, the transfer of the Litigation Trust Claims to the Litigation Trustee does not diminish, and fully preserves, any defences or privileges a defendant would have if such Litigation Trust Claims had been retained by the Litigation Trust Claims Transferors.

(c)

To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trustee because of a restriction on transferability under applicable non-bankruptcy law, such Litigation Trust Assets shall be deemed to have been retained by the applicable Litigation Trust Claims Transferors, and the Litigation Trustee shall be deemed to have been designated as a representative of such

Litigation Trust Claims Transferors to enforce and pursue such Litigation Trust Assets on behalf of such Litigation Trust Claims Transferors, and all proceeds, income and recoveries on account of any such Litigation Trust Assets shall be assets of the Litigation Trust and paid over thereto immediately upon receipt by the Litigation Trust Claims Transferors, or any other Person. Notwithstanding the foregoing, but subject to Sections 1.1 and 3.4 of this Agreement, all net proceeds, income, and recoveries of or on account of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed to the holders of the Litigation Trust Interests consistent with the terms of this Agreement.

1.5 Nature and Purpose of the Litigation Trust

(a)	Purpose. The Litigation Trust is organized and established as a trust pursuant to which the Litigation Trustee, subject to the terms and conditions contained herein, is to (i) hold the assets of the Litigation Trust and (ii) oversee the efficient prosecution of the Litigation Trust Claims, on the terms and conditions set forth herein.

(b)	Actions of the Litigation Trustee. Subject to the terms of this Agreement, the Litigation Trustee, upon direction of the Litigation Trust Board, and the exercise of their collective reasonable business judgment, shall, in an efficient and responsible manner prosecute the Litigation Trust Claims and preserve and enhance the value of the Litigation Trust Assets. The efficient and responsible prosecution of the Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise, as determined by the Litigation Trustee and the Litigation Trustee Board in accordance with the terms of this Agreement and the exercise of their collective reasonable best judgement. The Litigation Trustee, upon direction by the Litigation Trust Board, and except as set forth in Section 3.12 herein, shall have the absolute right to pursue, settle and compromise or not pursue any and all Litigation Trust Claims as it determines is in the best interests of the Litigation Trust Beneficiaries, and consistent with the purposes of the Litigation Trust, and the Litigation Trustee shall have no liability for the outcome of any such decision except for any damages caused by gross negligence, bad faith, wilful misconduct or knowing violation of law.

(c)

Limitation on Actions Against Named Directors and Officers. From and after the Plan Implementation Date, to the extent that the Litigation Trust Claims include rights of action against a Named Director or Officer, (a) the Litigation Trustee may only commence or prosecute an action for a Non-Released D&O Claim against a Named Director or Officer if the Litigation Trustee has first obtained (i) the consent of the Monitor or (ii) leave of the Court on notice to the applicable Directors and Officers, SFC, the Monitor, the Initial Consenting Noteholders and any applicable insurers; and (b) in connection with any action brought or prosecuted by the Litigation Trustee against a Named Director or Officer asserting a Section 5.1(2) D&O Claim or a Conspiracy Claim, the Litigation Trustee shall, as against the Named Directors and Officers, in relation to such claims, be irrevocably limited to recovery solely from the proceeds of the

Insurance Policies paid or payable on behalf of SFC or its Directors or Officers, and shall have no right to, and shall not, directly or indirectly, make any claim or seek any recoveries from any of the Named Directors and Officers other than enforcing the Litigation Trustee’s rights to be paid from the proceeds of an Insurance Policy by the applicable insurer(s). Any defined term used in this subparagraph not defined in this Agreement shall be as defined in the Plan.

(d)	Relationship. This Agreement is intended to create a trust and a trust relationship and to be governed and construed in all respects as a trust. The Litigation Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, nor shall the Litigation Trustee, or the Litigation Trust Board (or any of its members or ex officio members), or the Litigation Trust Beneficiaries, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the Litigation Trust Beneficiaries, on the one hand, to the Litigation Trustee and the Litigation Trust Board, on the other, shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Agreement.

(e)	No Waiver of Claims. The Litigation Trustee may enforce all rights to commence and pursue, as appropriate, any and all Litigation Trust Claims after the Effective Date. The Litigation Trustee shall have, retain, reserve, and be entitled to assert all such Litigation Trust Claims, rights of setoff, and other legal or equitable defences which the Litigation Trust Claims Transferors had on the Effective Date fully as if the Litigation Trust Claims had not been transferred to the Litigation Trustee in accordance with the Plan, the Sanction Order and this Agreement, and all of the Litigation Trust Claims Transferors’ legal and equitable rights - may be asserted after the Effective Date. Nothing in this Agreement shall be construed in a manner that is inconsistent with the Plan, the Sanction Order or any other orders made by the CCAA Court.

1.6 Incorporation of Plan

The Plan and the Sanction Order are each hereby incorporated into this Agreement and made a part hereof by this reference; provided, however, to the extent that there is conflict between the provisions of this Agreement, the provisions of the Plan, and/or the Sanction Order, each such document shall have controlling effect in the following rank order: (1) the Sanction Order; (2) the Plan; and (3) this Agreement.

ARTICLE 2

LITIGATION TRUST INTERESTS

2.1 Allocation of Litigation Trust Interests

The Litigation Trust Interests shall be allocated pursuant to the Plan.

2.2 Interests Beneficial Only

The ownership of a Litigation Trust Interest shall not entitle any holder of Litigation Trust Interests to any title in or to the assets of the Litigation Trust as such (which title shall be vested in the Litigation Trustee) or to any right to call for a partition or division of the assets of the Litigation Trust or to require an accounting.

2.3 Evidence of Beneficial Interests

The entitlements of the holders of Litigation Trust Interests (and the beneficial interests therein) will not be represented by certificates, securities, receipts or in any other form or manner whatsoever, except as maintained on the books and records of the Litigation Trust by the Litigation Trustee or the Registrar. The death, incapacity or bankruptcy of any Litigation Trust Beneficiary during the term of the Litigation Trust shall not (i) operate to terminate the Litigation Trust, (ii) entitle the representatives or creditors of the deceased party to an accounting, (iii) entitle the representatives or creditors of the deceased party to take any action in the CCAA Court or elsewhere for the distribution of the Litigation Trust Assets or for a partition thereof or (iv) otherwise affect the rights and obligations of any of the Litigation Trust Beneficiaries hereunder.

2.4 Securities Law Registration

It is intended that the Litigation Trust Interests shall not constitute “securities.” To the extent the Litigation Trust Interests are deemed to be “securities,” the issuance of Litigation Trust Interests to Litigation Trust Beneficiaries hereunder or under the Plan (and any redistribution of any of the foregoing pursuant to the Plan or otherwise) shall be exempt from the prospectus and registration requirements of any applicable provincial laws pursuant to section 2.11 of National Instrument 45-106 – Prospectus and Registration Exemptions. If the Litigation Trustee determines, with the advice of counsel, that the Litigation Trust is required to comply with registration and/or reporting requirements of any applicable securities laws, then the Litigation Trustee shall, after consultation with the Litigation Trust Board, take any and all actions to comply with such registration and reporting requirements, if any, to the extent required by applicable law. Notwithstanding the foregoing, nothing herein shall be deemed to preclude the Litigation Trust Board and the Litigation Trustee from amending this Agreement to make such changes as are deemed necessary or appropriate by the Litigation Trustee, with the advice of counsel, to ensure that the Litigation Trust is not subject to any such registration and/or reporting requirements.

2.5 No Transfers

(a)	No transfer, sale assignment, distribution, exchange, pledge, hypothecation, mortgage or other disposition (each, a “Transfer”) of a Litigation Trust Interest may be effected or made; provided, that, Transfers of a Litigation Trust Interest may be made by operation of law or by will or the laws of descent and distribution.

(b)

The Litigation Trustee shall appoint a registrar, which may be the Litigation Trustee (the “Registrar”), for the purpose of recording entitlement to the Litigation Trust Interests as provided for in this Agreement. The Registrar, if other than the Litigation Trustee, may be such other institution acceptable to the Litigation Trust Board. For its services hereunder, the Registrar, unless it is the Litigation Trustee, shall be entitled to receive reasonable compensation from the Litigation Trust as approved by the Litigation Trust Board, as an expense of the Litigation Trust.

(c)	The Litigation Trustee shall cause to be kept at the office of the Registrar, or at such other place or places as shall be designated by the Litigation Trustee from time to time, a registry of the holders of Litigation Trust Interests (the “Trust Register”) which shall be maintained on a strictly confidential basis by the Registrar. The identity and extent of the Litigation Trust Interests of any Litigation Trust Beneficiary shall not be disclosed to any third party (other than the Litigation Trustee, the Litigation Trust Board and the Registrar, each of them shall maintain any such information in strict confidence), without the prior written consent of such Litigation Trust Beneficiary in each case.

2.6 Absolute Owners

The Litigation Trustee may deem and treat the holder of a Litigation Trust Interest of record in the Trust Register as the absolute owner of such Litigation Trust Interests for the purpose of receiving distributions and payment thereon or on account thereof and for all other purposes whatsoever and the Litigation Trustee shall not be charged with having received notice of any claim or demand to such Litigation Trust Interests or the interest therein of any other Person.

ARTICLE 3

THE LITIGATION TRUSTEE

3.1 Litigation Trust Proceeds

Any and all proceeds, income and/or recoveries obtained on account of or from the Litigation Trust Assets shall be added to the assets of the Litigation Trust (the “Litigation Trust Proceeds”, which, for greater certainty, shall not include the Litigation Funding Amount), held as a part thereof and dealt with in accordance with the terms of this Agreement.

3.2 Collection of Litigation Trust Proceeds

The Litigation Trustee shall collect all Litigation Trust Proceeds and title therein shall be vested in the Litigation Trustee, in trust for the benefit of the Litigation Trust Beneficiaries, to be dealt with in accordance with the terms of this Agreement.

3.3 Payment of Litigation Trust Expenses

Subject to Section 3.12 of this Agreement and the obligations of the Litigation Trustee under Sections 1.1 and 3.4 of this Agreement, the Litigation Trustee shall maintain the Litigation Funding Amount, and expend the Litigation Funding Amount (i) as is reasonably necessary to pay reasonable and necessary administrative expenses (including but not limited to, the reasonable costs and expenses of the Litigation Trustee (including reasonable fees, costs, and expenses of professionals retained thereby) and the compensation and the reasonable costs and expenses of the members of the Litigation Trust Board as contemplated by Section and 4.10 hereof (including the fees of professionals retained by such members as contemplated by Sections 4.2 hereof), any taxes imposed on the Litigation Trust or in respect of the Litigation Trust Assets or reasonable fees and expenses in connection with, arising out of, or related to, the Litigation Trust Assets and litigations associated therewith), (ii) to pay the costs and expenses of the valuations of the Litigation Trust Assets incurred by the Litigation Trust Board and/or the Litigation Trustee in accordance with Section 5.1(c) of this Agreement, (iii) to pay or reimburse amounts in accordance with Article 7 hereof and (iv) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets of the Litigation Trust are otherwise subject) in accordance with this Agreement.

3.4 Distributions

The Litigation Trustee shall make distributions of Litigation Trust Proceeds in accordance with the provisions of Article 6 of this Agreement.

3.5 Tenure, Removal, and Replacement of the Litigation Trustee

(a)	Each Litigation Trustee will serve until the earliest of (i) the completion of all the Litigation Trustee’s duties, responsibilities and obligations under this Agreement, (ii) the Litigation Trustee’s resignation and the appointment of a successor pursuant to Section 3.5(b) of this Agreement, (iii) the Litigation Trustee’s removal pursuant to Section 3.5(c) of this Agreement, (iv) the Litigation Trustee’s death (if applicable) and (v) the termination of the Litigation Trust in accordance with this Agreement.

(b)	The Litigation Trustee may resign by giving not less than 90 days’ prior written notice to the Litigation Trust Board. Such resignation will become effective on the later to occur of: (i) the day specified in such written notice and (ii) the appointment of a successor trustee as provided herein and the acceptance by such successor trustee of such appointment in accordance with Section 3.6 of this Agreement. If a successor trustee is not appointed or does not accept its appointment within 90 days following delivery of notice of resignation, the Litigation Trustee may file a motion with the CCAA Court, upon notice and hearing, for the appointment of a successor trustee.

(c)	The Litigation Trustee may be removed for any reason by majority vote of the members of the Litigation Trust Board.

(d)

In the event of a vacancy in the position of the Litigation Trustee (whether by removal, resignation, or death, if applicable), the vacancy will be filled by the appointment of a successor trustee by (i) majority vote of the members of the Litigation Trust Board, and by the acceptance of the Litigation Trust by the successor trustee in accordance with Section 3.6 of this Agreement or (ii) an order of the CCAA Court after an opportunity for a hearing (provided, however, that only the Litigation Trust Board shall have standing to seek such an order (and the Litigation Trust Board shall only seek such an order upon a majority vote of the members of the Litigation Trust Board, except as provided in Section 3.5(b) of this Agreement). If a successor trustee is appointed as provided in clause (i) or (ii) of the preceding sentence, and such appointment is accepted by the successor trustee in accordance with Section 3.6 of this Agreement, the Litigation Trust Board shall provide notice of such appointment to the holders of the Litigation Trust Interests, which notice will include the name, address, and telephone number of the successor trustee provided, however, that, the provision of such notice shall not be a condition precedent to the vesting in the successor Litigation Trustee of all the estates, properties, rights, powers, trusts, and duties of its predecessor.

(e)	Immediately upon the appointment of any successor trustee, all rights, powers, duties, authority, and privileges of the predecessor Litigation Trustee hereunder will be vested in and undertaken by the successor trustee without any further act; and the successor trustee will not be liable personally for any act or omission of the predecessor Litigation Trustee. A successor trustee shall have all the rights, privileges, powers, and duties of its predecessor under this Agreement.

(f)	Upon the appointment of a successor trustee, the predecessor Litigation Trustee (or the duly appointed legal representative of a deceased Litigation Trustee) shall, if applicable, when requested in writing by the successor trustee or the CCAA Court, execute and deliver an instrument or instruments conveying and transferring to such successor trustee upon the trust herein expressed all the estates, properties, rights, powers and trusts of such predecessor Litigation Trustee, and shall duly assign, transfer, and deliver to such successor trustee all property and money held hereunder, and all other assets, documents, instruments, records and other writings relating to the Litigation Trust, the Litigation Trust Assets, the Litigation Trust Proceeds, the Litigation Funding Amount, and the Litigation Trust Interests, then in its possession and held hereunder, and shall execute and deliver such documents, instruments and other writings as may be requested by the successor trustee or the CCAA Court to effect the termination of such predecessor Litigation Trustee’s capacity under the Litigation Trust, this Agreement and the Plan and otherwise assist and cooperate, without cost or expense to the predecessor Litigation Trustee, in effectuating the assumption of its obligations and functions by the successor trustee.

(g)	During any period in which there is a vacancy in the position of Litigation Trustee, the Litigation Trust Board shall appoint one of its members to serve as interim Litigation Trustee (the “Interim Trustee”). The Interim Trustee shall be subject to all the terms and conditions applicable to a Litigation Trustee hereunder. Such Interim Trustee shall not be limited in any manner from exercising any rights or powers as a member of the Litigation Trust Board merely by its appointment as Interim Trustee.

(h)	The death, resignation or removal of the Litigation Trustee shall not terminate the Litigation Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Litigation Trustee.

3.6 Acceptance of Appointment by Successor Trustee

Any successor trustee appointed hereunder shall execute an instrument accepting such appointment and assuming all of the obligations of the predecessor Litigation Trustee hereunder and accepting the terms of this Agreement and agreeing that the provisions of this Agreement shall be binding upon and inure to the benefit of the successor trustee and all of its heirs, and legal and personal representatives, successors and assigns, and thereupon the successor trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor Litigation Trustee in the Litigation Trust hereunder with like effect as if originally named herein.

3.7 Regular Meetings of the Litigation Trustee and the Litigation Trust Board

Meetings of the Litigation Trustee, on one hand, and the Litigation Trust Board, on the other, are to be held with such frequency and at such place as the Litigation Trust Board may determine in its sole discretion, but in no event shall such meetings be held less frequently than one time during each quarter of each calendar year.

3.8 Special Meetings of the Litigation Trustee and the Litigation Trust Board

Special meetings of the Litigation Trustee on the one hand, and the Litigation Trust Board, on the other, may be held whenever and wherever called for either by the Litigation Trustee or at least two members of the Litigation Trust Board.

3.9 Notice of, and Waiver of Notice for Litigation Trustee and Litigation Trust Board Meeting

Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting of the Litigation Trust Board will be given to the Litigation Trustee and the members of the Litigation Trust Board in person or by telephone, or via mail, electronic mail, or facsimile transmission. Notice to the Litigation Trustee and the members of the Litigation Trust Board of any such special meeting of the Litigation Trust Board will be deemed given sufficiently in advance when (i) if given by mail, the same is deposited in the mail at least ten calendar days before the meeting date, with postage thereon prepaid, (ii) if given by electronic mail or facsimile transmission, the same is transmitted at least one Business Day prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone, to the Litigation Trustee and the members of the Litigation Trust Board or to an adult member of his/her office staff or household, at least one Business Day prior to the convening of the meeting. The Litigation Trustee and any member of the Litigation Trust Board may waive notice of any meeting of the Litigation Trust Board and any adjournment thereof at any time before, during, or after it is held, subject to applicable law. Except as provided in the next sentence below, the waiver must be in writing, signed by the Litigation Trustee or the applicable member or members of the Litigation Trust Board entitled to the notice, and filed with the minutes or records of the Litigation Trust. The attendance of the Litigation Trustee or a member of the Litigation Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

3.10 Manner of Acting

The Litigation Trustee or any member of the Litigation Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone, or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Litigation Trustee or any member of the Litigation Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

3.11 Role of the Litigation Trustee

In furtherance of and consistent with the purpose of the Litigation Trust, the Litigation Trustee, subject to the terms and conditions contained herein, shall have the power to (i) prosecute, compromise and settle, abandon or dismiss for the benefit of the Litigation Trust Beneficiaries all Litigation Trust Claims transferred to the Litigation Trust (whether such suits are brought in the name of the Litigation Trust, the Litigation Trustee or otherwise), and (ii) otherwise perform the functions and take the actions provided for or permitted in this Agreement. In all circumstances, the Litigation Trustee shall act in the best interests of the Litigation Trust Beneficiaries and in furtherance of the purpose of the Litigation Trust.

3.12 Authority of Litigation Trustee

Subject to any limitations contained herein (including Article 4 hereof and Sections 1.1 and 3.4 of this Agreement) or in the Plan, but in addition to the other powers and authorities granted to the Litigation Trustee and set forth in this Agreement, the Litigation Trustee shall have the following powers and authorities:

(a)	to hold legal title to any and all rights of the holders of Litigation Trust Interests in or arising from the Litigation Trust Assets, including collecting, receiving any and all money and other property belonging to the Litigation Trust (including any Litigation Trust Proceeds) and, subject to the approval of the Litigation Trust Board, the right to vote any claim or interest relating to a Litigation Trust Claim in any proceeding and receive any distribution thereon;

(b)	in consultation with and subject to the approval of the Litigation Trust Board, to perform the duties, exercise the powers, and assert the rights of a trustee, including commencing, prosecuting or settling causes of action, enforcing contracts or asserting claims, defenses, offsets and privileges;

(c)	in consultation with and subject to the approval of the Litigation Trust Board, to protect and enforce the rights to the Litigation Trust Claims by any method deemed appropriate including by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

(d)	in consultation with and subject to the approval of the Litigation Trust Board, to obtain reasonable insurance coverage with respect to the liabilities and obligations of the Litigation Trustee and the Litigation Trust Board under this Agreement (in the form of any errors and omissions policy or otherwise);

(e)	in consultation with and subject to the approval of the Litigation Trust Board, to obtain insurance coverage with respect to real and personal property that may become assets of the Litigation Trust, if any;

(f)	in consultation with and subject to the approval of the Litigation Trust Board, to retain and pay such counsel and other professionals, including any professionals previously retained by the ad hoc committee of Noteholders (the “Ad Hoc Committee”) or SFC, as the Litigation Trustee shall select to assist the Litigation Trustee in its duties, on such terms as the Litigation Trustee and the Litigation Trust Board deem reasonable and appropriate, without CCAA Court approval; and subject to the approval of the Litigation Trust Board, the Litigation Trustee may commit the Litigation Trust to and shall pay such counsel and other professionals reasonable compensation for services rendered (including on an hourly, contingency, or modified contingency basis) and reasonable and documented out-of-pocket expenses incurred;

(g)	in consultation with and subject to the approval of the Litigation Trust Board, to retain and pay an accounting firm to perform such reviews and/or audits of the financial books and records of the Litigation Trust as may be required by applicable laws (including, if applicable, securities laws) and/or this Agreement, and to prepare and file any tax returns, informational returns or periodic and current reports for the Litigation Trust as required by applicable laws (including, if applicable, securities laws) and/or by this Agreement; subject to the approval of the Litigation Trust Board, the Litigation Trustee may commit the Litigation Trust to and shall pay such accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred;

(h)	in consultation with and subject to the approval of the Litigation Trust Board, to retain, enter into fee arrangements with and pay such third parties to assist the Litigation Trustee in carrying out its powers, authorities and duties under this Agreement; subject to the approval of the Litigation Trust Board, the Litigation Trustee may commit the Litigation Trust to and shall pay all such Persons reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Litigation Trust to indemnify any such Persons in connection with the performance of services (provided that such indemnity shall not cover any losses, costs, damages, expenses or liabilities that result from the gross negligence, bad faith, wilful misconduct or knowing violation of law by such Persons);

(i)	in consultation with and subject to the approval of the Litigation Trust Board, to waive any privilege (including the Privileges) or any defence on behalf of the Litigation Trust or, with respect to the Litigation Trust Claims;

(j)	in consultation with and subject to the approval of the Litigation Trust Board, to investigate, analyze, compromise, adjust, arbitrate, mediate, sue on or defend, pursue; prosecute, abandon, dismiss, exercise rights, powers, and privileges with respect to, or otherwise deal with and settle, in accordance with the terms set forth herein, all causes of action in favour of or against the Litigation Trust;

(k)	in consultation with and subject to the approval of the Litigation Trust Board, and solely with respect to Litigation Trust Claims, to avoid and recover transfers of SFC’s property as may be permitted by applicable law;

(l)	to invest any moneys held as part of the Litigation Trust in accordance with the terms of Section 3.19 of this Agreement;

(m)	in consultation with and subject to the approval of the Litigation Trust Board, to request any appropriate tax determination with respect to the Litigation Trust;

(n)	subject to applicable securities and other laws, if any, to establish and maintain a website for the purpose of providing notice of Litigation Trust activities in lieu of sending written notice to the holders of the Litigation Trust Interests and other such Persons entitled thereto, subject to providing notice of such website to such holders and other Persons;

(o)	in consultation with and subject to the approval of the Litigation Trust Board, to seek the examination of any Person, subject to the provisions of any applicable laws or rules;

(p)	to make distributions in accordance with Article 6 of this Agreement; and

(q)	to take or refrain from taking any and all other actions that the Litigation Trustee, upon consultation with and subject to the approval of the Litigation Trust Board, reasonably deems necessary or convenient for the continuation, protection and maximization of the Litigation Trust Claims or to carry out the purposes hereof, provided, however, that the Litigation Trustee shall not be required to consult with or obtain approval of the Litigation Trust Board, to the extent such actions are purely ministerial in nature.

3.13 Limitation of Litigation Trustee’s Authority

(a)	Notwithstanding anything herein to the contrary, the Litigation Trustee shall not (i) be authorized to engage in any trade or business or (ii) take any such actions as would be inconsistent with the purposes of this Agreement, the preservation of the assets of the Litigation Trust and the best interests of the Litigation Trust Beneficiaries.

(b)

[The Litigation Trust shall not hold 50% or more of the stock (in either vote or value) of any Person that is treated as a corporation for federal income tax purposes, nor be the sole member of a limited liability company, nor have any interest in a Person that is treated as a partnership for federal income tax purposes, unless such stock, membership interest, or partnership interest was obtained involuntarily or as a matter of practical economic necessity in order to preserve the value of the Litigation Trust Assets.]

3.14 Books and Records

(a)	The Litigation Trustee shall maintain books and records relating to the Litigation Trust Assets and the Litigation Trust Proceeds and the payment of expenses of, liabilities of, and claims against or assumed by, the Litigation Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained on a modified cash or other comprehensive basis of accounting necessary to facilitate compliance with the tax reporting and securities law requirements, if any, of the Litigation Trust as well as the reporting requirements set forth in Article 8 and elsewhere in this Agreement. Nothing in this Agreement requires the Litigation Trustee to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust, or as a condition for managing any payment or distribution out of the assets of the Litigation Trust.

(b)	Holders of the Litigation Trust Interests and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Litigation Trustee, and in accordance with the reasonable regulations prescribed by the Litigation Trustee, to inspect and, at the sole expense of such holder seeking the same, make copies of the books and records relating to the Litigation Trust on any Business Day and as often as may be reasonably be desired, in each case for a purpose reasonably related to such holder’s Litigation Trust Interests and subject to the confidentiality restrictions set forth in Section 2.5(c) and any other confidentiality restrictions as the Litigation Trustee or the Litigation Trust Board many deem appropriate.

3.15 Inquiries into Trustee’s Authority

Except as otherwise set forth in this Agreement or the Plan, no Person dealing with the Litigation Trust shall be obligated to inquire into the authority of the Litigation Trustee in connection with the protection, conservation or disposition of the Litigation Trust Claims.

3.16 Compliance with Laws

Any and all distributions of assets of the Litigation Trust shall be in compliance with applicable laws, including applicable provincial securities laws.

3.17 Compensation of the Litigation Trustee

Notwithstanding anything to the contrary contained herein, the Litigation Trustee shall be compensated for its services, and reimbursed for its expenses, in accordance with, and pursuant to the terms of, a separate agreement to be negotiated and executed by the Litigation Trust Board, which agreement shall not be subject to any third-party notice or approval.

3.18 Reliance by Litigation Trustee

Except as otherwise provided herein:

(a)	the Litigation Trustee may rely on, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Litigation Trustee to be genuine and to have been signed or presented by the proper party or parties; and

(b)	Persons dealing with the Litigation Trustee shall look only to the assets of the Litigation Trust to satisfy any liability incurred by the Litigation Trustee to such Person in carrying out the terms of this Agreement, and neither the Litigation Trustee nor any member of the Litigation Trust Board shall have any personal obligation to satisfy any such liability.

3.19 Investment and Safekeeping of Litigation Trust Assets

Subject to Sections 1.1 and 3.4 of this Agreement, the Litigation Trustee shall invest all Litigation Trust Assets (other than Litigation Trust Claims), all Litigation Trust Proceeds, the Litigation Funding Amount and all income earned by the Litigation Trust (pending distribution in accordance with Article 6 of this Agreement) only in cash and government securities, and the Litigation Trustee may retain any Litigation Trust Proceeds received that are not cash only for so long as may be required for the prompt and orderly liquidation of such assets into cash.

3.20 Standard of Care; Exculpation

Neither the Litigation Trustee nor any of its duly designated agents or representatives or professionals shall be liable for any act or omission taken or omitted to be taken by the Litigation Trustee in good faith, other than (i) acts or omissions resulting from the Litigation Trustee’s or any such agent’s, representative’s or professional’s gross negligence, bad faith, wilful misconduct or knowing violation of law or (ii) acts or omissions from which the Litigation Trustee or any such agent, representative or professional derived an improper personal benefit. The Litigation Trustee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its counsel, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, the Litigation Trustee shall be under no obligation to consult with its counsel, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Litigation Trustee, unless such determination is based on gross negligence, bad faith, wilful misconduct or knowing violation of law. No amendment, modification or repeal of this Section 3.20 shall adversely affect any right or protection of the Litigation Trustee or any of its agents, representatives or professionals that exists at the time of such amendment, modification or repeal.

ARTICLE 4

LITIGATION TRUST BOARD

4.1 Litigation Trust Board

A litigation trust board (the “Litigation Trust Board”) shall be established and consist of three Persons. The initial Litigation Trust Board members shall consist of the three Persons appointed to serve in such capacity pursuant to the Sanction Order. The members of the Litigation Trust Board shall have the right to direct and remove the Litigation Trustee in accordance with Section 3.5(c) of this Agreement, and shall have such other rights to operate and manage the Litigation Trust as are not inconsistent with the terms of this Agreement. No holder of Litigation Trust Interests (except to the extent such holder is a member of the Litigation Trust Board) shall have any consultation or approval rights whatsoever in respect of management and operation of the Litigation Trust.

4.2 Authority of the Litigation Trust Board

The Litigation Trust Board shall have the authority and responsibility to oversee, review, and guide the activities and performance of the Litigation Trustee and shall have the authority to remove the Litigation Trustee in accordance with Section 3.5(c) of this Agreement. The Litigation Trustee shall consult with and provide information to the Litigation Trust Board in accordance with and pursuant to the terms of this Agreement and the Plan. The Litigation Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including any professional previously retained by the Ad Hoc Committee or SFC, in accordance with the terms of this Agreement, as the Litigation Trust Board deems necessary and desirable to assist the Litigation Trust Board in fulfilling its obligations under this Agreement. The Litigation Trustee shall pay the reasonable fees of such Persons and firms (including on an hourly, contingency, or modified contingency basis) and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Agreement.

4.3 Regular Meetings of the Litigation Trust Board

Meetings of the Litigation Trust Board are to be held with such frequency and at such place as the Litigation Trustee and the members of the Litigation Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than one time during each quarter of each calendar year.

4.4 Special Meetings of the Litigation Trust Board

Special meetings of the Litigation Trust Board may be held whenever and wherever called for by the Litigation Trustee or any two members of the Litigation Trust Board.

4.5 Manner of Acting

(a)

A majority of the total number of members of the Litigation Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Litigation Trust Board; provided, however, that all decisions or approvals or other actions of the Litigation Trust Board shall require the affirmative vote of a majority of all of the members of the Litigation Trust Board, and such an affirmative vote obtained as to any particular matter, decision, approval or other action at a meeting at which a quorum is present shall be the act of the Litigation Trust Board, except as otherwise required by law or as provided in this Agreement.

(b)	Voting may, if approved by the majority of all of the members of the Litigation Trust Board, be conducted by electronic mail or individual communications by the Litigation Trustee and each member of the Litigation Trust Board.

(c)	Any member of the Litigation Trust Board who is present and entitled to vote at a meeting of the Litigation Trust Board (including any meeting of the Litigation Trustee and the Litigation Trust Board) when action is taken is deemed to have assented to the action taken, subject to the requisite vote of the Litigation Trust Board unless: (i) such member of the Litigation Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice (including by electronic or facsimile transmission) of his/her dissent or abstention to the Litigation Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Litigation Trust Board who votes in favour of the action taken.

(d)	Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Litigation Trust Board shall report to the Litigation Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue, other than solely as a holder of a Litigation Trust Interest). A member who has or who may have a conflict of interest shall be deemed to be a “conflicted member” who shall not be entitled to vote or take part in any action with respect to such matter or issue (provided, however, such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Litigation Trust Board who are not “conflicted members” and, notwithstanding anything contained herein to the contrary, the affirmative vote of only a majority of the members of the Litigation Trust Board who are not “conflicted members” shall be required to approve of such matter or issue and the same shall be the act of the Litigation Trust Board.

4.6 Litigation Trust Board’s Action Without a Meeting

Any action required or permitted to be taken by the Litigation Trust Board at a meeting of the Litigation Trust Board may be taken without a meeting if the action is taken by unanimous written consent of the Litigation Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Litigation Trust Board and recorded in the minutes or other transcript of proceedings of the Litigation Trust Board.

4.7 Notice of, and Waiver of Notice for Litigation Trust Board Meetings

Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting of the Litigation Trust Board will be given to the members of the Litigation Trust Board in person or by telephone, or via mail, electronic mail, or facsimile transmission. Notice to the members of the Litigation Trust Board of any such special meeting will be deemed given sufficiently in advance when (i) if given by mail, the same is deposited in the United States mail at least ten calendar days before the meeting date, with postage thereon prepaid, (ii) if given by electronic mail or facsimile transmission, the same is transmitted at least one Business Day prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the members of the Litigation Trust Board or to an adult member of his/her office staff or household, at least one Business Day prior to the convening of the meeting. Any member of the Litigation Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held, subject to applicable law. Except as provided in the next sentence below, the waiver must be in writing, signed by the applicable member or members of the Litigation Trust Board entitled to the notice. The attendance of a member of the Litigation Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.8 Telephonic Communications

Any member of the Litigation Trust Board may participate in a regular or special meeting of the Litigation Trust Board by, or conduct the meeting through the use of, conference telephone, or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. Any member of the Litigation Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

4.9 Tenure, Removal and Replacement of the Members of the Litigation Trust Board

The authority of the members of the Litigation Trust Board will be effective as of the Effective Date and will remain and continue in full force and effect until the Litigation Trust is terminated in accordance with Section 8.1 hereof. The service of the members of the Litigation Trust Board will be subject to the following:

(a)	The members of the Litigation Trust Board will serve until death or resignation pursuant to Section 4.9(b) of this Agreement, or removal pursuant to Section 4.9(c) of this Agreement.

(b)	A member of the Litigation Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Litigation Trust

Board. Such resignation will be effective upon the date received by the Litigation Trust Board or such later date specified in the written notice.

(c)	A member of the Litigation Trust Board may be removed by the majority vote of the other members of the Litigation Trust Board, written resolution of which shall be delivered to the removed Litigation Trust Board member; provided, however, that such removal may only be made for Cause. For purposes of this Section 4.9(c), “Cause” shall be defined as: (i) such Litigation Trust Board member’s theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property; (ii) such Litigation Trust Board member’s violation of any law (whether foreign or domestic), which results in an indictable offence or similar judicial proceeding; (iii) such Litigation Trust Board member’s gross negligence, bad faith, wilful misconduct or knowing violation of law, in the performance of his or her duties as a member of the Litigation Trust Board; or (iv) such Litigation Trust Board member’s failure to perform any of his or her other material duties under this Agreement (including the regular attendance at meetings of the Litigation Trust Board and of the Litigation Trustee and the Litigation Trust Board); provided, however, that such Litigation Trust Board member shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than bad faith, wilful misconduct or knowing violation of law) and (iv).

(d)	In the event of a vacancy on the Litigation Trust Board (whether by removal, death or resignation), the remaining members of the Litigation Trust Board shall appoint a new member to fill such position. In the event that there are no members of the Litigation Trust Board selected or appointed in accordance with the preceding sentence, appointments to fill such vacancies that would have been made in accordance with the preceding sentence shall be made by the Litigation Trustee, following consultation with, and with the consent of, the Monitor. Upon any such appointment of a successor member of the Litigation Trust Board, Litigation Trustee shall provide the holders of the Litigation Trust Interests with notice of the name of the new member of the Litigation Trust Board, provided, however, that the provision of such notice shall not be a condition precedent to the rights and power of the new member of the Litigation Trust Board to act in such capacity.

(e)	Immediately upon the appointment of any successor member of the Litigation Trust Board all rights, powers, duties, authority, and privileges of the predecessor member of the Litigation Trust Board hereunder will be vested in and undertaken by the successor member of the Litigation Trust Board without any further act; and the successor member of the Litigation Trust Board will not be liable personally for any act or omission of the predecessor member of the Litigation Trust Board.

4.10 Compensation of the Litigation Trust Board

Each member of the Litigation Trust Board shall be paid by the Litigation Trust the amount of [$—] annually as compensation for his or her services hereunder as a member of the Litigation

Trust Board. In addition, each member of the Litigation Trust Board shall be entitled to be reimbursed from the Litigation Trust for his or her reasonable and documented out-of-pocket expenses incurred in connection with the performance of his or her duties hereunder by the Litigation Trust upon demand for payment thereof.

4.11 Standard of Care; Exculpation

None of the Litigation Trust Board, its respective members, designees, professionals, or duly designated agents or representatives, shall be liable for the act or omission of any other member, designee, professional, agent, or representative of the Litigation Trust Board, nor shall any member of the Litigation Trust Board be liable for any act or omission taken or omitted to be taken by the Litigation Trust Board in good faith, other than for (i) acts or omissions resulting from the Litigation Trust Board’s or any such member’s, designee’s, professional’s, agent’s or representative’s gross negligence, bad faith, wilful misconduct or knowing violation of law or (ii) acts or omissions from which the Litigation Trust Board or such member, designee, professional, agent or representative derived an improper personal benefit. The Litigation Trust Board may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with the Litigation Trust Board’s counsel, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in good faith in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, none of the Litigation Trust Board or any of its members shall be under any obligation to consult with the Litigation Trust Board’s counsel, accountants, financial advisors or agents, and their good faith determination not to do so shall not result in the imposition of liability on the Litigation Trust Board or, as applicable, any of its members, designees, professionals, agents or representatives, unless such determination is based on gross negligence, bad faith, wilful misconduct or knowing violation of law. No amendment modification or repeal of this Section 4.11 shall adversely affect any right or protection of the Litigation Trust Board, its members, designees, professional agents or representatives that exists at the time of such amendment, modification or repeal.

ARTICLE 5

TAX MATTERS

5.1 [Federal Income Tax Treatment of the Litigation Trust

(a)

For all federal income tax purposes, all parties (including SFC and the other Litigation Trust Claims Transferors, the Litigation Trustee, the Litigation Trust Board and the Litigation Trust Beneficiaries) shall treat the transfer of the Litigation Trust Assets to the Litigation Trustee for the benefit of the Litigation Trust Beneficiaries as (a) a transfer of the Litigation Trust Assets directly to those Litigation Trust Beneficiaries receiving Litigation Trust Interests (other than to the extent allocable to Unresolved Claims), followed by (b) the transfer by such Litigation Trust Beneficiaries to the Litigation Trustee of the Litigation Trust Assets in exchange for the Litigation Trust Interests (and in respect of the Litigation Trust Assets allocable to the Unresolved Claims, as a transfer to the Unresolved Claims Reserve by the Litigation Trust Claim Transferors). Accordingly, those Litigation Trust Beneficiaries receiving Litigation Trust Interests shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Litigation Trust Assets. The foregoing treatment also shall apply, to the extent permitted by applicable law, for provincial and local income tax purposes.]

(b)	[Subject to definitive guidance from the — or a court of competent jurisdiction to the contrary (including receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or the receipt of an adverse determination by the —, upon audit, or otherwise if not contested by the Litigation Trustee), the Litigation Trustee shall file returns for the Litigation Trust as a grantor trust pursuant to [Treasury Regulation section 1.671-4(a)] and in accordance with this Article 5. The Litigation Trustee shall also annually send to each holder of a Litigation Trust Interest a separate statement setting forth such holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders and parties to report such items on their federal income tax returns. The Litigation Trustee also shall file (or cause to be filed) any other statements, returns or disclosures relating to the Litigation Trust that are required by any governmental unit.]

(c)	[As soon as possible after the creation of the Litigation Trust, but in no event later than 60 days thereafter, the Litigation Trust Board shall inform, in writing, the Litigation Trustee of the fair market value of the Litigation Trust Assets transferred to the Litigation Trust based on the good faith determination of the Litigation Trust Board, and the Litigation Trustee shall apprise, in writing, the Litigation Trust Beneficiaries of such valuation. The valuation shall be used consistently by all parties (including SFC and the other Litigation Trust Claim Transferors, the Litigation Trustee, the Litigation Trust Board and the Litigation Trust Beneficiaries) for all federal income tax purposes. As soon as possible after the Effective Date, the Litigation Trustee shall make such valuation prepared by the Litigation Trust Board available from time to time, to the extent relevant, and such valuation shall be used consistently by all parties (including SFC and the other Litigation Trust Claim Transferors, the Litigation Trustee, the Litigation Trust Board and the Litigation Trust Beneficiaries) for all federal income tax purposes. In connection with the preparation of the valuation contemplated hereby, the Litigation Trust Board shall be entitled to retain such professionals and advisers as the Litigation Trust Board shall determine to be appropriate or necessary, and the Litigation Trust Board shall take such other actions in connection therewith as it determines to be appropriate or necessary in connection therewith. The Litigation Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any Persons retained by the Litigation Trust Board in connection therewith.]

(d)	[The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust for all returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the dissolution of the Litigation Trust.]

(e)	[The Litigation Trustee shall be responsible for payments, out of the Litigation Trust Assets and Litigation Trust Proceeds, of any taxes imposed on the Litigation Trust or the Litigation Trust Assets.]

(f)	[The Litigation Trustee may require any of the Litigation Trust Beneficiaries to furnish to the Litigation Trustee its Employer or Taxpayer Identification Number as assigned by the — and the Litigation Trustee may condition any distribution or payment to any of them upon receipt of such identification number.]

5.2 Allocations of Litigation Trust Taxable Income

[Allocations of Litigation Trust taxable income among the holders of the Litigation Trust Interests shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Litigation Trust Interests, in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust (including all distributions held in escrow pending the resolution of Unresolved Claims). Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for this purpose shall equal their fair market value on the Effective Date as determined under Section 5.1(c) above, adjusted in either case in accordance with tax accounting principles prescribed by the [Tax Code], and applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.]

5.3 Canadian Tax Treatment of Distributions by Litigation Trustee

Amounts distributed by the Litigation Trustee shall be treated as distributions of income or capital for Canadian federal income tax purposes, as determined by the Litigation Trustee. The Litigation Trustee shall be entitled to file any election for tax purposes which it considers desirable or appropriate. The Litigation Trustee may create a legally enforceable right of Litigation Trust Beneficiaries in respect of any particular distribution to enforce payment of that distribution on or before December 31 of the relevant taxation year of the Litigation Trust.

ARTICLE 6

DISTRIBUTIONS

6.1 Distributions; Withholding

Subject to Sections 1.1 and 3.4 of this Agreement, the Litigation Trustee shall distribute, in accordance with this Article 6, to the holders of the Litigation Trust Interests the Litigation Trust Proceeds (including, without limitation, all net cash income plus all net cash proceeds from the liquidation of Litigation Trust Assets (including as cash, for this purpose, all cash equivalents), but excluding, for greater certainty, the Litigation Funding Amount or any remaining portion thereof); provided, however, that the Litigation Trust may retain and not distribute to holders of the Litigation Trust Interests such amounts as determined by the Litigation Trust Board (i) as are reasonably necessary to meet contingent liabilities of the Litigation Trust during liquidation and (ii) to pay reasonable and necessary administrative expenses incurred in connection with liquidation and any taxes imposed on the Litigation Trust or in respect of the Litigation Trust Assets, and provided further that prior to any distribution of Litigation Trust Proceeds to the holders of the Litigation Trust Interests, the Litigation Trustee shall first pay to Newco an amount in cash equivalent to the Litigation Funding Amount. All distributions and/or payments to be made to the holders of the Litigation Trust Interests pursuant to this Agreement shall be made to the holders of the Litigation Trust Interests pro rata based on the amount of Litigation Trust Interests held by a holder compared with the aggregate amount of the Litigation Trust Interests outstanding, subject, in each case, to the terms of the Plan and this Agreement. The Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Litigation Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

6.2 Manner of Payment or Distribution

All distributions to be made by the Litigation Trustee hereunder to the holders of the Litigation Trust Interests shall be made to a disbursing agent acceptable to the Litigation Trust Board for further distribution to the holders of the Litigation Trust Interests and shall be payable to the holders of Litigation Trust Interests of record as of the 20th day prior to the date scheduled for the distribution, unless such day is not a Business Day, then such day shall be the following Business Day. If the distribution shall be in cash, the Litigation Trustee shall distribute such cash by wire, check, or such other method as the Litigation Trustee deems appropriate under the circumstances.

6.3 Cash Distributions

No cash distributions shall be required to be made to any holders of a Litigation Trust Interest in an amount less than $100.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Litigation Trust.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification of Litigation Trustee and the Litigation Trust Board

(a)

To the fullest extent permitted by law, the Litigation Trust, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless the Litigation Trustee, each of the members of the Litigation Trust Board and each of their respective directors, members, shareholders, partners, officers, agents, employees, counsel and other professionals (collectively, the “Indemnified Persons”) from and against any and all losses, costs, damages, reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person did, does, or refrains from doing for the business or affairs of the Litigation Trust, except to the extent that the loss, cost, damage, expense or liability resulted (x) from the Indemnified Person’s gross negligence, bad faith, wilful misconduct or knowing violation of law or (y) from an act or omission from which the Indemnified Person derived an improper personal benefit. To the extent reasonable, the Litigation Trust shall pay in advance or reimburse reasonable and documented out-of-pocket expenses (including advancing reasonable costs of defence) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Litigation Trust. The indemnification provided under this Section 7.1 shall survive the death, dissolution, resignation or removal, as may be applicable, of the Litigation Trustee, the Litigation Trust Board, any Litigation Trust Board member and/or any other Indemnified Person, and shall inure to the benefit of the Litigation Trustee’s, each Litigation Trust Board member’s and each other Indemnified Person’s heirs, successors and assigns.

(b)	Any Indemnified Person may waive the benefits of indemnification under this Section 7.1, but only by an instrument in writing executed by such Indemnified Person.

(c)	The rights to indemnification under this Section 7.1 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 7.1 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under this Agreement, or any other agreement or instrument to which that Person is a party.

ARTICLE 8

REPORTING OBLIGATIONS OF LITIGATION TRUSTEE

8.1 Reports

(a)	The Litigation Trustee shall prepare such reports as the Litigation Trust Board shall request from time to time and shall distribute such reports to the Litigation Trust Board and, if directed by the Litigation Trust Board, to all holders of the Litigation Trust Interests as provided in this Article 8. For the avoidance of doubt, the holders of the Litigation Trust Interests shall not be entitled to any report, financial or otherwise, unless determined by the Litigation Trust Board in its sole discretion.

(b)	Without limiting the foregoing, the Litigation Trustee shall timely (i) prepare, file and distribute such statements, reports, tax returns and forms, and submissions as may be necessary to cause the Litigation Trust and the Litigation Trustee to be in compliance with all applicable laws (including any quarterly and annual reports to the extent required by applicable law or in order to gain an exemption from compliance with applicable law) and (ii) prepare and file with the CCAA Court such reports and submissions as may be required by the CCAA Court.

(c)	Any report to be given to the holders of the Litigation Trust Interests at their addresses set forth in the Trust Register and filed with the CCAA Court; provided that the Litigation Trustee may post any report required to be provided to such Persons under this Section 8.1 on a web site maintained by the Litigation Trustee in lieu of actual notice, subject to providing notice of such postings to the Persons listed in Section 11.5 herein and, if required by the Litigation Trust Board in its sole discretion, to the holders of the holders of Litigation Trust Interests.

ARTICLE 9

TERM; TERMINATION OF THE LITIGATION TRUST

9.1 Term; Termination of the Litigation Trust

(a)	The Litigation Trust shall commence on the date hereof and terminate no later than the fifth anniversary of the Effective Date; provided, however, that, on or prior to the date that is 90 days prior to such termination, the Litigation Trust Board may extend the term of the Litigation Trust if it is necessary to the efficient and proper administration of the Litigation Trust Assets in accordance with the purposes and terms of this Agreement. Notwithstanding the foregoing, multiple extensions can be obtained so long as each extension is obtained not less than 90 days prior to the expiration of each extended term; and provided, further, that neither this Agreement nor the continued existence of the Litigation Trust shall prevent SFC from terminating the CCAA Proceeding.

(b)	The Litigation Trust may be terminated earlier than its scheduled termination if: (i) the Litigation Trustee has administered all Litigation Trust Assets and performed all other duties required by this Agreement and the Litigation Trust; or (ii) if the Litigation Trustee, in consultation with and subject to the approval of the Litigation Trust Board, determines that it is not in the best interests of the Litigation Trust Beneficiaries to continue pursuing the Litigation Trust Claims. Upon termination of the Litigation Trust pursuant to subsection (ii) hereof, any and all remaining portion of the Litigation Funding Amount shall be paid to Newco in cash by wire, check, or such other method as agreed to by the Litigation Trustee and Newco.

9.2 Continuance of Trust for Winding Up

After the termination of the Litigation Trust and for the purpose of liquidating and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its duties have been fully performed. Prior to the final distribution of all of the remaining assets of the Litigation Trust and upon approval of the Litigation Trust Board, the Litigation Trustee shall be entitled to reserve from such assets any and all amounts required to provide for its own reasonable costs and expenses, in accordance with Section 3.17, until such time as the winding up of the Litigation Trust is completed. Upon termination of the Litigation Trust, the Litigation Trustee shall retain for a period of two years the books, records, lists of the holders of the Litigation Trust Interests, the Trust Register, and other documents and files that have been delivered to or created by the Litigation Trustee. At the Litigation Trustee’s discretion, all of such records and documents may, but need not, be destroyed at any time after two years from the completion and winding up of the affairs of the Litigation Trust. Except as otherwise specifically provided herein, upon the termination of the Litigation Trust, the Litigation Trustee shall have no further duties or obligations hereunder.

ARTICLE 10

AMENDMENT AND WAIVER

10.1 Amendment and Waiver

The Litigation Trustee, with the prior approval of the majority of the members of the Litigation Trust Board, may amend, supplement or waive any provision of, this Agreement, without notice to or the consent of the holders of the Litigation Trust Interests or the approval of the CCAA Court; provided, that such amendment, supplement or waiver shall not adversely affect the payments and/or distributions to be made under this Agreement to (or on behalf or for the account of) any of the holders of the Litigation Trust Interests: (i) to cure any ambiguity, omission, defect or inconsistency in this Agreement; (ii) to comply with any requirements in connection with the tax status of the Litigation Trust; (iii) to comply with any requirements in connection with maintaining that the Litigation Trust is not subject to registration or reporting requirements; (iv) to make the Litigation Trust a reporting entity and, in such event, to comply with any requirements in connection with satisfying any applicable registration or reporting requirements; (v) to evidence and provide for the acceptance of appointment hereunder by a successor trustee in accordance with the terms of this Agreement; and (vi) to achieve any other purpose that is inconsistent with the purpose and intention of this Agreement.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Intention of Parties to Establish the Litigation Trust

[This Agreement is intended to create a liquidating trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Agreement may be amended in accordance with Section 10.1 to comply with such federal income tax laws, which amendments may apply retroactively.]

11.2 Laws as to Construction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federals laws of Canada applicable therein, without regard to whether any conflicts of law would require the application of the law of another jurisdiction.

11.3 Jurisdiction

Without limiting any Person’s right to appeal any order of the CCAA Court with regard to any matter, (i) the CCAA Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the

CCAA Court, and the parties, including the holders of the Litigation Trust Interests, and holders of Claims, hereby consent to and submit to the jurisdiction and venue of the CCAA Court.

11.4 Severability

If any provision of this Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.5 Notices

All notices, requests or other communications to the parties hereto shall be in writing and shall be sufficiently given only if (i) delivered in person; (ii) sent by electronic mail or facsimile communication (as evidenced by a confirmed fax transmission report); (iii) sent by registered or certified mail, return receipt requested; or (iv) sent by commercial delivery service or courier. Until a change of address is communicated, as provided below, all notices, requests and other communications shall be sent to the parties at the following addresses or facsimile numbers:

If to the Litigation Trustee:	[Address] Telephone: Facsimile: Attn:	[—] [—] [—]

(with a copy to)	[Address] Telephone: Facsimile: Attn:	[—] [—] [—]

If to SFC:	[Address] Telephone: Facsimile: Attn:	[—] [—] [—]

(with a copy to)	[Address] Telephone: Facsimile: Attn:	[—] [—] [—]

If to the Litigation Trust Board Members:	[Address] Telephone: Facsimile: Attn:	[—] [—] [—]

(with a copy to)	[Address] Telephone: Facsimile: Attn:	[—] [—] [—]

If to a holder of a Litigation Trust Interest:	To the name and address set forth on the Trust Register.

All notices shall be effective and shall be deemed delivered (i) if by personal delivery, delivery service or courier, on the date of delivery; (ii) if by electronic mail or facsimile communication, on the date of receipt or confirmed transmission of the communication; and (iii) if by mail, on the date of receipt. Any Person from time to time may change his, her or its address, facsimile number, or other information for the purpose of notices to that Person by giving notice specifying such change to the Litigation Trustee and the Persons who are at the time of such notice members of the Litigation Trust Board.

11.6 Fiscal Year

The fiscal year of the Litigation Trust will begin on the first day of January and end on the last day of December of each calendar year.

11.7 Construction; Usage

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)	reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that provision of such applicable law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	reference to Articles, Sections, Schedules or Exhibits herein shall be deemed to be references to the Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified;

(viii)	“including” means including without limiting the generality of any description preceding such term; and

(ix)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)	Legal Representation of the Parties. This Agreement was negotiated by the parties and beneficiaries hereto with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation hereof.

(c)	Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8 Counterparts; Facsimile; PDF

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.9 Confidentiality

The Litigation Trustee and each successor trustee and each member of the Litigation Trust Board and each successor member of the Litigation Trust Board (each a “Covered Person”) shall, during the period that they serve in such capacity under this Agreement and following either the termination of this Agreement or such individual’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any Person to which any of the assets of the Litigation Trust relates or of which it has become aware in its capacity (the “Information”), including without limitation, the identity of any Holder of Litigation Trust Interests and the extent of their holdings thereof, except to the extent disclosure of any such information is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Litigation Trust Board reasonably promptly (unless prohibited by law) so that the Litigation Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section 11.9 (and if the Litigation Trust

Board seeks such an order, the relevant Covered Person will provide cooperation as the Litigation Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Litigation Trust Board waives compliance with the terms of this Section 11.9 and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Litigation Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

11.10 Entire Agreement

This Agreement (including the Recitals), the Plan, and the Sanction Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Agreement, the Plan and the Sanction Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Sanction Order, nothing in this Agreement is intended or shall be construed to confer upon or to give any Entity or Person other than the parties hereto and their respective heirs, administrators, executors, permitted successors, or permitted assigns any right to remedies under or by reason of this Agreement, except that (i) the Persons identified in Article 7 hereof are intended third party beneficiaries of Article 7 hereof and shall be entitled to enforce the provisions thereof as if they were parties hereto and (ii) the members (and former members) of the Litigation Trust Board are intended third party beneficiaries of Article 4 hereof and shall be entitled to enforce the provisions thereof as if they were parties hereto.

11.11 No Bond

Notwithstanding any state or federal law to the contrary, the Litigation Trustee (including any successor trustee) shall be exempt from giving any bond or other security in any jurisdiction.

11.12 Effectiveness

This Agreement shall become effective on the Effective Date.

11.13 Successor and Assigns

This Agreement shall inure to the benefit of the parties hereto and the intended third party beneficiaries identified in Section 11.10 hereof (to the extent specified therein), and shall be binding upon the parties hereto, and each of their respective successors and assigns to the extent permitted by this Agreement and applicable law.

11.14 No Execution

All funds in the Litigation Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a holder of a Litigation Trust Interest, and no holder of a Litigation Trust Interest or any other Person can execute upon, garnish or attach the assets of the Litigation Trust in any manner or compel payment from the Litigation Trust except by an order of the CCAA Court. Distributions from the Litigation Trust will be governed solely by the Plan and this Agreement.

11.15 Irrevocability

The Litigation Trust is irrevocable, but is subject to amendment and waiver as provided for in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

SINO-FOREST CORPORATION: SINO FOREST CORPORATION (on behalf of itself and the direct and indirect subsidiaries listed in Schedule A)

By:
Name: Title:

LITIGATION TRUSTEE: [—]

By:
Name: Title:

[Signature Page to Litigation Trust Agreement]

SCHEDULE A

Index of Defined Terms

Term	Location
2013 and 2016 Note Indenture Trustee	Introduction
2014 and 2017 Note Indenture Trustee	Introduction
Ad Hoc Committee	Section 3.12(f)
Agreement	Introduction
Cause	Section 4.9(c)
CCAA	Preliminary Statement
CCAA Court	Preliminary Statement
Companies	Introduction
Covered Person	Section 11.9
Effective Date	Section 1.2(b)
Exchange Act	Section 2.4
Filing Date	Preliminary Statement
Indemnified Persons	Section 7.1(a)
Indenture Trustees	Introduction
Information	Section 11.9
Interim Trustee	Section 3.5(g)
Investment Company Act	Section 2.4
Litigation Trust Assets	Preliminary Statement
Litigation Trust Beneficiary	Preliminary Statement
Litigation Trust Board	Section 4.1
Litigation Trust Claims	Preliminary Statement
Litigation Trust Claims Transferors	Preliminary Statement
Litigation Trust Proceeds	Section 3.1
Litigation Trustee	Introduction
Plan	Preliminary Statement
Privileges	Section 1.3(a)
Registrar	Section 2.5(a)
SEC	Section 2.4
Securities Act	Section 2.4
SFC	Introduction
Sino-Forest Litigation Trust	Section 1.2(a)
Subsidiaries	Introduction
Transfer	Section 2.5(a)
Trust Indenture Act	Section 2.4
Trust Register	Section 2.5(c)

[Schedule A to Litigation Trust Agreement]

EXHIBIT C

INFORMATION REGARDING NEWCO

The information concerning Newco contained herein is based upon information provided by the Noteholder Advisors. Although the Company has no knowledge that would indicate that any statements contained herein relating to Newco are untrue or incomplete, the Company and its directors or officers disclaim any responsibility for the accuracy or completeness of such information, or for any failure by the Company to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Company. Defined terms capitalized but not otherwise defined in this Plan Supplement shall have the meanings given them in the Information Statement.

Newco will be incorporated as an exempt company under the laws of the Cayman Islands pursuant to the Plan. Newco will be formed and organized in a manner acceptable to the Initial Consenting Noteholders and in form and substance satisfactory to SFC and the Monitor. It is expected that Newco will be formed shortly before the Plan Implementation Date.

Newco Shares

Newco will have share capital consisting of a single class of voting shares, being the Newco Shares. The Newco Shares issued on the Plan Implementation Date will be fully paid and non-assessable.

In the event that the share capital of Newco is subsequently divided into different classes of shares, the rights attached to any class may be varied by a shareholders’ resolution passed at a separate meeting of the holders of shares of that class by at least 66 2/3% of the votes cast at such meeting. In addition, with the consent of the holders of at least 66 2/3% of the votes cast at a shareholders’ meeting, Newco may issue equity securities having a preference over the Newco Shares. According to the law of the Cayman Islands, such issuances and variances of rights will not generally give rise to dissent rights (as that term is understood under Canadian law).

Newco is not, and will not be following the Plan Implementation Date, a reporting issuer (or equivalent) in any jurisdiction and the Newco Shares will not be listed on any stock exchange or quotation service on the Plan Implementation Date.

Dividends

Subject to preferences for the receipt of dividends that may be accorded to holders of any other classes of shares of Newco ranking senior to the Newco Shares that may be authorized from time to time holders of Newco Shares are entitled to receive, if, as and when declared by the board of directors of Newco, such dividends as may be declared thereon by the board from time to time in equal amounts per share on the Newco Shares at the time outstanding, without preference or priority.

Shareholder Meetings

Newco will hold its first annual general meeting of shareholders not earlier than 12 months following the Plan Implementation Date, with subsequent annual general meetings to be held annually thereafter. At any time after the expiry of the first 12-month period following the Plan Implementation Date, an extraordinary general meeting may be requisitioned by Newco shareholders holding 10% or more of the issued and outstanding Newco Shares.

Quorum for any annual or extraordinary general meeting of shareholders shall be two or more persons present in person and representing in person or by proxy in excess of 33 1/3% of the issued and outstanding shares entitled to vote at a general meeting.

Board of Directors

The board of directors of Newco will initially consist of up to five directors, who will be satisfactory to the Initial Consenting Noteholders, and may be expanded to include up to ten directors. Although Cayman law and Newco’s articles of association permit corporations to serve as directors, all of the directors on the Newco board as of the Plan Implementation Date will be individuals. A director is entitled to appoint an alternate or a proxy to attend board meetings (in person or by telephone) in the director’s absence.

Commencing with the first annual general meeting of Newco shareholders following the Plan Implementation Date, any shareholder that (i) was an Initial Consenting Noteholder and (ii) owns (individually or together with its affiliates) shares representing 10.0% or more of the shares then issued and outstanding that carry the right to vote at general meetings (excluding for the purposes of such calculation any shares held at such time by SFC Escrow Co.) (a “10% Position”) and has either (A) owned (beneficially or as a registered shareholder) such 10% Position continuously since the Plan Implementation Date, or (B) acquired such 10% Position from a prior 10%+ Shareholder (each a “10%+ Shareholder”) shall be entitled to appoint one director to the board. The remaining directors shall be elected by the Newco shareholders as a group. A Newco shareholder must be the registered owner of its 10% Position in order to exercise any rights it may have as a 10%+ Shareholder.

A 10%+ Shareholder’s board appointment right shall be transferable only in connection with its sale of a 10% Position to another person. No person that acquires a 10% Position after the Plan Implementation Date, other than in connection with an acquisition of a 10% Position from a 10%+ Shareholder, shall be entitled to appoint a director to the Newco board. In the event a 10%+ Shareholder ceases to own a 10%+ Position, the director appointed by it shall resign and such 10%+ Shareholder will lose its right to appoint a director to the Newco board.

Directors (other than any director appointed by a 10%+ Shareholder) will be elected by shareholders on an annual basis at the Newco annual general meeting. Any director appointed by a 10%+ Shareholder may only be removed by that 10%+ Shareholder and a 10%+ Shareholder shall be entitled to appoint another director in his place.

Prior to the first annual general meeting, a director may only be removed with the support of shareholders holding at least 66-2/3% of the votes cast at the meeting. On or following the first annual general meeting, a director (other than a director appointed by a 10%+ Shareholder) may be removed with the support of shareholders holding more than 50% of the votes cast at the meeting.

Information Rights

Newco will deliver to each shareholder: (a) copies of Newco’s annual financial statements within 180 days of each fiscal year end; and (b) copies of Newco’s semi-annual financial statements within 90 days of the end of each financial half-year. The board of directors of Newco will have the discretion whether or not to obtain an audit of the annual financial statements. Upon reasonable request, Newco will also deliver to any shareholder, at the cost and expense of such shareholder, such tax-related information, reports and statements relating to Newco and its subsidiaries as are reasonably necessary for the filing of any tax return or the making or implementing of any election related to taxes.

Pre-emptive Rights

If Newco wishes to issue equity securities (or any securities convertible into or exchangeable for equity securities of Newco, including convertible debt) other than (a) pursuant to an initial public offering, (b) equity incentive awards to directors, officers or employees of Newco, which awards represent in the aggregate less than 10% of the outstanding Newco Shares (or such higher limit as may be approved by shareholders), or (c) in respect of share splits, share dividends or similar capital reorganizations, it shall offer such securities to each shareholder pro rata in proportion to the number of Newco Shares held by such shareholder at the time of the offer prior to selling such securities to non-shareholders.

Redemption

Newco may redeem Newco Shares in accordance with applicable Cayman law, provided that such shares are redeemed on a pro rata basis.

Drag-Along Rights

In the event holders of at least 66-2/3% of the outstanding Newco Shares wish to sell all of their Newco Shares to a third party, they will have the right to force the other shareholders to sell all of their Newco Shares on the same terms, thereby enabling a sale of the entire company.

Shareholder Approval Rights

In addition to certain other matters requiring approval by special resolution under applicable Cayman law (including amendment of Newco’s memorandum or articles of association and a voluntary winding-up of Newco), other than as specified in the Plan Newco may not undertake any of the following fundamental actions without the prior approval of shareholders holding at least 66-2/3% of the Newco Shares present and voting at the meeting:

•	any reorganization, recapitalization, amalgamation, merger or consolidation of or involving Newco;

•

issuance of (i) any equity securities having a preference over the Newco Shares, or (ii) equity incentive awards to directors, officers or employees, which awards represent in the aggregate in excess of 10% of the outstanding Newco Shares;

•	the sale of all or substantially all of Newco’s assets (on a consolidated basis);

•	any material change in the nature of Newco’s business;

•	affiliated or related party transactions (other than transactions between Newco and its wholly-owned subsidiaries); and

•	a voluntary liquidation, dissolution or winding up of Newco or any of its material Subsidiaries (other than in connection with an internal restructuring).

Management

The ad hoc committee of Noteholders, together with its advisors, is reviewing potential candidates for appointment to the Newco board of directors and to serve as senior management of Newco. It is intended that the directors and senior management of Newco will be appointed on or prior to the Plan Implementation Date.

Newco II

Prior to the Plan Implementation Date, it is intended that Newco will organize a wholly-owned subsidiary as an exempt company under the laws of the Cayman Islands (“Newco II”) for the purpose of acquiring from Newco the SFC Assets to be transferred by SFC to Newco on implementation of the Plan. As the SFC Assets consist primarily of the shares of the six Direct Subsidiaries of SFC (which are incorporated in multiple different jurisdictions), holding the SFC Assets through a single, wholly-owned subsidiary of Newco is intended to facilitate the resolution of any tax, jurisdictional or other issues that may arise out of a subsequent sale of all or substantially all of Newco’s assets. It is intended that the memorandum and articles of association of Newco II will be in a form customary for a wholly-owned subsidiary and that the initial board of directors of Newco II will consist of the same individuals appointed as the directors of Newco on or prior to the Plan Implementation Date.

Newco Names

Newco will be named Evergreen China Holdings Ltd. and Newco II will be named Evergreen China Holdings II Ltd.

EXHIBIT D

DESCRIPTION OF NEWCO NOTES

EXHIBIT D

DESCRIPTION OF NEWCO NOTES

For purposes of this “Description of the Notes,” the term “Company,” “we” and “our” refers to Evergreen China Holdings Ltd., and any successor obligor on the Notes, and not to any of its Subsidiaries. Each Subsidiary of the Company which Guarantees the Notes is referred to as a “Subsidiary Guarantor,” and each such Guarantee is referred to as a “Subsidiary Guarantee.”

The Notes are to be issued under an Indenture, to be dated as of the Original Issue Date, among the Company, the Subsidiary Guarantors, as guarantors, Computershare Trust Company, N.A., as trustee (the “Trustee”) and Computershare Trust Company, N.A., as collateral trustee (the “Security Trustee”).

The following is a summary of certain material provisions of the Indenture, the Notes and the Subsidiary Guarantees. This summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture, the Notes and the Subsidiary Guarantees. It does not restate those agreements in their entirety. Whenever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture will be available on or after the Original Issue Date at the corporate trust office of the Trustee in Colorado and on the website maintained by the Monitor at the following web address: http://cfcanada.fticonsulting.com/sfc.

Brief Description of the Notes

General

The Notes are limited in aggregate principal amount to US$300 million. After the Original Issue Date, the Company may at any time and from time to time issue (a) Additional Notes under the Indenture in one or more series that share Liens on the Collateral on a pari-passu basis with the Notes (and without regard to any restrictions or limitations set forth under the covenants entitled “Limitation on Indebtedness and Disqualified or Preferred Stock” and “Limitation on Liens”), provided that the aggregate principal amount of the Notes and Additional Notes outstanding at any time may not exceed $400 million; (b) in connection with the payment of PIK Interest (as defined below) (and without regard to any restrictions or limitations set forth under the covenants entitled “Limitation on Indebtedness and Disqualified or Preferred Stock” and “Limitation on Liens”), increase the outstanding principal amount of the Notes or issue additional notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Notes issued on the Original Issue Date. The Notes, any Additional Notes and any PIK Notes subsequently issued under the Indenture will be treated as a single series for all purposes under the Indenture; and (c) Permitted Priority Secured Indebtedness that is secured by Liens on the Collateral ranking senior in priority to the Liens granted to secure payment of the Notes, Additional Notes and PIK Notes (and without regard to any restrictions or limitations set forth under the covenants entitled “Limitation on Indebtedness and Disqualified or Preferred Stock” and “Limitation on Liens”), provided that the aggregate principal amount of such Permitted Priority Secured Indebtedness outstanding at any time may not exceed the Permitted Priority Secured Indebtedness Cap. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes and any PIK Notes that are actually issued.

The Notes are:

•	general obligations of the Company;

•	guaranteed by the Subsidiary Guarantors on a senior basis, subject to the limitations described below under the caption “—The Subsidiary Guarantees,

•	senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes;

•

at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Company (subject to any priority rights of such unsubordinated Indebtedness pursuant to applicable law); and

•	effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries.

In addition, the Notes will be secured by pledges, mortgages and/or charges of the Collateral as described below under the caption “—Security” and will:

•	effectively rank, with respect and to the extent of the value of the Collateral, subject to Permitted Liens, pari passu with any Additional Notes issued in compliance with the Indenture;

•

effectively rank, with respect and to the extent of the value of the Collateral, junior to all future obligations of the Company in respect of any Permitted Priority Secured Indebtedness that are secured on a first priority basis by the Collateral; and

•

rank effectively senior in right of payment to unsecured obligations of the Company with respect to the value of the Collateral pledged, mortgaged or charged by the Company securing the Notes (subject to any priority rights of such unsecured obligations pursuant to applicable law).

Maturity and Interest

The Notes will mature 7 years from the Original Issue Date, unless earlier redeemed pursuant to the terms thereof and the Indenture. The Indenture allows additional Notes to be issued from time to time (the “Additional Notes”), subject to certain limitations described under “—Further Issues.” Unless the context requires otherwise, references to the “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes and PIK Notes that are actually issued.

Interest on the Notes will be payable in cash or, at the Company’s election (a “PIK Election”) from time to time, partially in cash and partially in payment in kind notes, or entirely in PIK Notes (“PIK Notes”). In all cases, interest shall be payable on a semi-annual basis in arrears on the last day of the month which is the sixth month following the Original Issue Date and the twelfth month following the Original Issue Date of each year (each an “Interest Payment Date”), commencing on the last day of the month which is the sixth month following the Original Issue Date, to holders of record of the Notes at the close of business on the immediately preceding fifteenth day of such sixth or twelfth month, respectively (each, a “Record Date”) notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date.

Interest on the Notes will accrue from the later of the Original Issue Date or the most recent date to which interest has been paid, as applicable. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Interest will accrue at a rate of 6% per annum if the interest for such interest period is paid fully in cash. In the event that the Company makes a PIK Election in accordance with the Indenture, the cash interest portion (if any) of interest payable will accrue and be paid for such interest period at a rate of 6% per annum and the interest paid-in-kind portion (“PIK Interest”) of interest paid through the issuance of PIK Notes will accrue for such interest period at a rate of 8% per annum. The Company must elect the form of interest payment with respect to each interest period by delivering a written notice to the Trustee on or prior to the Record Date in respect of the relevant Interest Payment Date. In the absence of such an election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period.

From and after the occurrence of an Event of Default, overdue principal and interest on the Notes will bear interest payable in cash at the rate of an additional 2% per annum

In any case in which the date of the payment of principal of or interest on the Notes shall not be a Business Day in the relevant place of payment, then payment of principal or interest need not be made in such place on such date but may be made on the next succeeding Business Day in such place.

Any payment made on such Business Day shall have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes shall accrue for the period after such date.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of US$2,000 of principal amount and integral multiples of US$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

All payments on the Notes will be made in U.S. dollars by the Company at the office or agency of the Company maintained for that purpose (which initially will be the corporate trust administration office of the Trustee, currently located at 350 Indiana Street, Suite 750, Golden, CO 80401), and the Notes may be presented for registration of transfer or exchange at such office or agency; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register. Interest payable on the Notes held through DTC will be available to DTC participants (as defined herein) in accordance with DTC’s applicable procedures.

The Subsidiary Guarantees

The Subsidiary Guarantee of each Subsidiary Guarantor:

•	is a general obligation of such Subsidiary Guarantor;

•	is senior in right of payment to all future obligations of such Subsidiary Guarantor expressly subordinated in right of payment to such Subsidiary Guarantee; and

•

ranks at least pari passu with all other unsecured, unsubordinated Indebtedness of such Subsidiary Guarantor (subject to priority rights of such unsubordinated Indebtedness pursuant to applicable law).

In addition, subject to the limitations described therein, the Subsidiary Guarantee of each Subsidiary Guarantor Pledgor (as defined below) will:

•

effectively rank, with respect and to the extent of the value of the Collateral owned by such Subsidiary Guarantor Pledgor, subject to Permitted Liens, pari passu with any future Additional Notes issued in compliance with the Indenture;

•

effectively rank, with respect and to the extent of the value of the Collateral owned by such Subsidiary Guarantor Pledgor, junior to all future Permitted Priority Secured Indebtedness of such Subsidiary Guarantor Pledgor that is secured by Liens on the Collateral owned by such Subsidiary Guarantor Pledgor in favour of the holders of the Permitted Priority Secured Indebtedness; and

•

will rank effectively senior in right of payment to the unsecured obligations of such Subsidiary Guarantor Pledgor with respect to the value of the Collateral securing such Subsidiary Guarantee (subject to priority rights of such unsecured obligations pursuant to applicable law).

Under the Indenture, each of the Subsidiary Guarantors will jointly and severally Guarantee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes, the Indenture and the Security Documents. The Subsidiary Guarantors have (1) agreed that their obligations under the Subsidiary Guarantees will be enforceable irrespective of any invalidity, irregularity or unenforceability of the Notes or the Indenture and (2) waived their right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under the Subsidiary Guarantees. Moreover, if at any time any amount paid under a Note is rescinded or must otherwise be restored, the rights of the Holders under the

Subsidiary Guarantees will be reinstated with respect to such payments as though such payment had not been made. All payments under the Subsidiary Guarantees will be made in U.S. dollars.

The initial Subsidiary Guarantors that will execute the Indenture on the Original Issue Date will be Sino-Capital Global Inc., Sino-Panel Holdings Limited (BVI), Sino-Global Holdings Inc. (BVI), Sino-Wood Partners, Limited (HK), Grandeur Winway Ltd. (BVI), Sinowin Investments Ltd. (BVI), Sinowood Limited (Cayman Islands), Sino-Forest Bio-Science Limited (formerly known as: Sino-Two Limited) (BVI), Sino-Forest Resources Inc. (BVI), Sino-Plantation Limited (HK), Suri-Wood Inc. (BVI), Sino-Forest Investments Limited (BVI), Sino-Wood (Guangxi) Limited (HK), Sino-Wood (Jiangxi) Limited (HK), Sino-Wood (Guangdong) Limited (HK), Sino-Wood (Fujian) Limited (HK), Sino-Panel (Asia) Inc. (BVI), Sino-Panel (Guangxi) Limited (BVI), Sino-Panel (Yunnan) Limited (BVI), Sino-Panel (North East China) Limited (BVI), Sino-Panel (Xiangxi) Limited (formerly known as: Rich Base Worldwide Limited) (BVI), Sino-Panel (Hunan) Limited (formerly known as Comtech Universal Limited) (BVI), SFR (China) Inc. (BVI), Sino-Panel (Suzhou) Limited (formerly known as: Pacific Harvest Holdings Limited) (BVI), Sino-Panel (Gaoyao) Ltd. (BVI), Sino-Panel (Guangzhou) Limited (BVI), Sino-Panel (North Sea) Limited (BVI), Sino-Panel (Guizhou) Limited (BVI), Sino-Panel (Huaihua) Limited (BVI), Sino-Panel (Qinzhou) Limited (formerly known as Sino-Panel (Jiayu) Ltd.) (BVI), Sino-Panel (Yongzhou) Limited (BVI), Sino-Panel (Fujian) Limited (BVI), Sino-Panel (Shaoyang) Limited (BVI), Amplemax Worldwide Limited (BVI), Ace Supreme International Limited (BVI), Express Point Holdings Limited (BVI), Glory Billion International Limited (BVI), Smart Sure Enterprises Limited (BVI), Expert Bonus Investment Limited (BVI), Dynamic Profit Holding Limited (BVI), Alliance Max Limited (BVI), Brain Force Limited (BVI), General Excel Limited (BVI), Poly Market Limited (BVI), Prime Kinetic Limited (BVI), Trillion Edge Limited (BVI), Sino-Panel (China) Nursery Limited (BVI), Sino-Wood Trading Limited (BVI), Homix Limited (BVI), Sino-Panel Trading Limited (BVI), Sino-Panel (Russia) Limited (BVI), Sino-Forest International (Barbados) Corporation (Barbados), Sino-Global Management Consulting Inc. (BVI), Value Quest International Limited (BVI), Well Keen Worldwide Limited (BVI), Harvest Wonder Worldwide Limited (BVI), Cheer Gold Worldwide Limited (BVI), Regal Win Capital Limited (BVI), Rich Choice Worldwide Limited (BVI), Mandra Forestry Holdings Limited (BVI), Mandra Forestry Finance Limited (BVI), Mandra Forestry Anhui Limited (BVI), Mandra Forestry Hubei Limited (HK) and Elite Legacy Limited.

Not all of the Company’s Restricted Subsidiaries will guarantee the Notes. None of the Company’s over 40 significant current operating or other PRC Subsidiaries, or our Initial Unrestricted Subsidiaries (as defined herein), will provide a Subsidiary Guarantee. Each of the Company’s Subsidiaries that does not guarantee the Notes is referred to as a “Non-Guarantor Subsidiary.” In addition, no future Subsidiaries of the Company that may be organized under the laws of the PRC or another jurisdiction that prohibits such Subsidiary from guaranteeing the payment of the Notes will provide a Subsidiary Guarantee, such Subsidiaries referred to herein as “Foreign Subsidiaries.” In the event of a bankruptcy, liquidation or reorganization of any Non-Guarantor Subsidiary, the Non-Guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Company or a subsidiary of the Company, as the case may be. The Subsidiary Guarantors are primarily either holding companies that operate through subsidiaries or entities that directly hold property and assets and/or engage in business operations and generate income. Although under the accounting standards applicable to us and our Subsidiaries, such Subsidiary Guarantors recognize a significant portion of our income and hold a significant portion of our assets on a consolidated basis, most of such property and assets are physically located, and most of such income is earned and held, in the PRC and denominated in Renminbi. As a result, even though such Subsidiary Guarantors have agreed to guarantee the obligations of the Company under the Notes, their assets and cash are unlikely to be available to service our obligations under the Notes due to PRC foreign currency exchange controls or uncertainties in the PRC legal system and/or payments from them may be delayed or subject to PRC tax regimes.

In addition, our Subsidiaries that do not guarantee the Notes hold significant amounts of our assets and/or generate a significant portion of our income and the portion of assets held or income generated by Subsidiary Guarantors may decrease in the future. We are a holding company and payments with respect to the Notes are structurally subordinated to liabilities, contingent liabilities and obligations of certain of our Subsidiaries.

The Company will cause each of its future Restricted Subsidiaries (other than Subsidiaries organized under the laws of the PRC or Foreign Subsidiaries), immediately upon becoming a Restricted Subsidiary, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will become a Subsidiary Guarantor and will Guarantee the payment of the Notes.

Under the Indenture, and any supplemental indenture thereto, as applicable, each Subsidiary Guarantee will be limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to insolvency, fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or the ability of related parties to provide guarantees. If a Subsidiary Guarantee were to be rendered void or voidable, it could be rendered ineffective or subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

Release of the Subsidiary Guarantees

A Subsidiary Guarantee given by a Subsidiary Guarantor may be released in certain circumstances, including:

•	upon repayment in full of the Notes;

•	upon a defeasance as described under “—Defeasance;”

•	upon the designation by the Company of a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with terms of the Indenture; or

•

upon the sale of a Subsidiary Guarantor in compliance with the terms of the Indenture (including the covenants under the captions “Certain Covenants—Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries,” “Certain Covenants—Limitation on Asset Sales” and “Consolidation, Merger and Sale of Assets”) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (1) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Company’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (2) the proceeds from such sale or disposition are used for the purposes permitted or required by the Indenture.

Limitations on Subsidiary Guarantees and Enforcement of Security

The obligations of each Subsidiary Guarantor under its respective Subsidiary Guarantee and the enforceability of the Collateral granted in respect of such Subsidiary Guarantees of the Subsidiary Guarantor Pledgors may be limited, or possibly invalid, under applicable laws. Certain of the Subsidiary Guarantors have significant loans or other obligations due to other subsidiaries within the Sino-Forest group. The guarantee by a Subsidiary Guarantor may be voided or subject to review under applicable insolvency or fraudulent transfer laws, or subject to a lawsuit by or on behalf of creditors of such Subsidiary Guarantor. In addition, the Subsidiary Guarantees may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Subsidiary Guarantees.

Unrestricted Subsidiaries

As of the date of the Indenture, all of the Company’s Subsidiaries (except Greenheart Group Limited and its Subsidiaries (the “Initial Unrestricted Subsidiaries”)) will be “Restricted Subsidiaries.” Additionally, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its other Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries (including the Initial Unrestricted Subsidiaries) will not be subject to many of the restrictive covenants in the Indenture. The Company’s Unrestricted Subsidiaries (including the Initial Unrestricted Subsidiaries) will not Guarantee the Notes.

Security

Subject to the arrangements described under the caption “—Intercreditor Agreement—” below, Company has agreed, for the benefit of the Holders of the Notes, to pledge, mortgage or charge, or cause the initial Subsidiary Guarantor Pledgors to pledge, mortgage or charge, as the case may be, all property and assets of the Company and the initial Subsidiary Guarantors (including the Capital Stock of the initial Subsidiary Guarantors) (the “Collateral”) on a first priority basis (subject to Permitted Liens) on the Original Issue Date in order to secure the obligations of the Company under the Notes and the Indenture and of such initial Subsidiary Guarantor Pledgors under their respective Subsidiary Guarantees.

The initial Subsidiary Guarantor Pledgors will be Sino-Forest Investments Limited (BVI), Sino-Capital Global Inc. (BVI), Mandra Forestry Holdings Limited (BVI), Mandra Forestry Finance Limited (BVI), Mandra Forestry Anhui Limited (BVI), Sino-Global Holdings Inc. (BVI), Sino-Wood Partners, Limited (HK), Sinowood Limited (Cayman Islands), Sino-Plantation Limited (HK), Suri-Wood Inc. (BVI), Sino-Panel (Asia) Inc. (BVI), Sino-Panel Holdings Limited (BVI), Dynamic Profit Holdings Limited (BVI) and Sino-Forest International (Barbados) Corporation (Barbados).

The Company has also agreed, for the benefit of the Holders of the Notes, to pledge, mortgage or charge, or cause each Subsidiary Guarantor to pledge, mortgage or charge, all property and assets (including the Capital Stock owned by the Company or such Subsidiary Guarantor) of any Person that is a Restricted Subsidiary or becomes a Restricted Subsidiary (other than Persons organized under the laws of the PRC or any other jurisdiction that prohibits such property and assets of such Restricted Subsidiaries from being pledged, mortgaged or charged, to secure the obligations of the Company or such Subsidiary Guarantor) after the Original Issue Date, promptly upon such Person becoming a Restricted Subsidiary, to secure the obligations of the Company under the Notes and the Indenture, and of such Subsidiary Guarantor under its Subsidiary Guarantee, in the manner described above.

The value of the Collateral securing the Notes and the Subsidiary Guarantees of the Subsidiary Guarantor Pledgors may not be sufficient to satisfy the Company’s and each of the Subsidiary Guarantor Pledgors’ obligations under the Notes, and the Subsidiary Guarantees of the Subsidiary Guarantor Pledgors, and the Collateral securing the Notes and such Subsidiary Guarantees may be reduced or diluted under certain circumstances, including the enforcement of the priority Liens granted over the Collateral as security for the payment of any Permitted Priority Secured Indebtedness and any Permitted Priority Subsidiary Guarantees, the issuance of Additional Notes and the disposition of assets comprising the Collateral, subject to the terms of the Indenture.

No appraisals of the Collateral have been prepared in connection with this offering of the Notes. There can be no assurance that the proceeds of any sale of the Collateral, in whole or in part, pursuant to the Indenture and the Security Documents following an Event of Default, would be sufficient to satisfy amounts due on the Notes or the Subsidiary Guarantees of the Subsidiary Guarantor Pledgors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral would be sold in a timely manner or at all.

So long as no Default has occurred and is continuing, and subject to the terms of the Security Documents, the Company and the Subsidiary Guarantor Pledgors, as the case may be, will be entitled to exercise any and all voting rights and to receive and retain any and all cash dividends, stock dividends, liquidating dividends, non-cash dividends, shares or stock resulting from stock splits or reclassifications, rights issues, warrants, options and other distributions (whether similar or dissimilar to the foregoing) in respect of Capital Stock constituting Collateral.

Permitted Priority Secured Indebtedness

The Company and each Subsidiary Guarantor Pledgor may create Liens on the Collateral ranking senior to the Lien for the benefit of the Holders to secure Permitted Priority Secured Indebtedness of the Company and any Permitted Priority Subsidiary Guarantee of a Subsidiary Guarantor Pledgor; provided that (i) the principal amount of such Permitted Priority Secured Indebtedness may not exceed the amount of the Permitted Priority Secured Indebtedness Cap, (ii) the holders of such Indebtedness (or their representative) become party to an Intercreditor Agreement, as referred to below, (iii) the instrument or agreement creating such Indebtedness contains provisions with respect to releases of Collateral and such Permitted Priority Subsidiary Guarantee substantially similar to and no more restrictive on the Company and such Subsidiary Guarantor Pledgor than the provisions of the Indenture and the Security Documents and (iv) the Company and such Subsidiary Guarantor Pledgor deliver to the Security Trustee an Opinion of Counsel with respect to corporate and collateral matters in connection with the Security Documents, in form and substance as set forth in the Security Documents. The Trustee and the Security Trustee will be permitted and authorized, without the consent of any Holder, to enter into any amendments to the Security Documents or the Indenture and take any other action necessary to permit the creation and registration of Liens on the Collateral to secure Permitted Priority Secured Indebtedness in accordance with this paragraph (including, without limitation, the appointment of any collateral agent or trustee under the Intercreditor Agreement referred to below to hold the Collateral on behalf of the Holders and the holders of Permitted Priority Secured Indebtedness).

Except for certain Permitted Liens and the Permitted Priority Secured Indebtedness, the Company and its Restricted Subsidiaries will not be permitted to issue or Incur any other Indebtedness secured by all or any portion of the Collateral without the consent of each Holder of the Notes then outstanding.

Intercreditor Agreement

As of the Original Issue Date, the Collateral will be pledged, mortgaged or charged, to secure the obligations of the Company and the Subsidiary Guarantors under the Notes and the Subsidiary Guarantees, pursuant to the terms of the Security Documents. After the Original Issue Date, to the extent that the Company issues Permitted Priority Secured Indebtedness in accordance with the terms of the Indenture, the holders of such Permitted Priority Secured Indebtedness (or the agent, trustee or representative thereof) (the “Permitted Priority Trustee”) will be required to enter into an intercreditor agreement (the “Intercreditor Agreement”) with the Trustee and the Security Trustee, and acknowledged by the Company, providing, among other things, (1) that the Liens in and to the Collateral securing the Notes shall rank second only to the Liens in and to the Collateral securing the Permitted Priority Secured Indebtedness in favour of the Permitted Priority Trustee, all to the extent and in the manner set forth in such Intercreditor Agreement and containing the additional terms set forth in the Indenture (the “Pre-Agreed Intercreditor Terms”) (2) for the conditions under which the parties thereto will consent to the release of or granting of any Lien on such Collateral; and (3) for the conditions under which the parties thereto will enforce their rights with respect to such Collateral and the Indebtedness secured thereby. The Collateral securing the obligations of the Company and the Subsidiary Guarantors in favour of the Holders of any Permitted Priority Secured Indebtedness shall in no event be comprised of any collateral in addition to the Collateral securing the obligations of the Company and the Subsidiary Guarantors in respect of the Notes unless such additional collateral is also granted to the Trustee and the Security Trustee for the benefit of the Holders.

Each Holder of Notes shall be bound by the provisions of the Indenture and any intercreditor agreement entered into by the Trustee which contains terms and conditions substantially the same as the Pre-Agreed Intercreditor Terms, and the Trustee and the Security Trustee shall be authorized and directed pursuant to the terms of the Indenture to enter into any such Intercreditor Agreement with the Permitted Priority Trustee for the holders of any such Permitted Priority Secured Indebtedness.

The Intercreditor Agreement will also provide that when the property and assets (including the Capital Stock) of any Person that is or becomes a Restricted Subsidiary (other than Persons organized under the laws of the PRC or any other jurisdiction that prohibits such Restricted Subsidiaries from guaranteeing the payment of the Notes) is delivered as security as described in the third paragraph of “—Security” above, such property and assets (including the Capital Stock) would also be deemed to be Collateral, and subject to the sharing of interest in such security, under the terms of the Intercreditor Agreement.

Enforcement of Security

The Liens securing the Notes and the Subsidiary Guarantees of the Subsidiary Guarantor Pledgors will be granted to the Security Trustee. The Security Trustee will hold such Liens and security interests in the Collateral granted pursuant to the Security Documents with sole authority as directed by the Secured Parties (or their respective representatives) to exercise remedies under the Security Documents. The Security Trustee will agree to act as secured party on behalf of the Secured Parties (or their respective representatives) under the applicable Security Documents, to follow the instructions provided to it by the Secured Parties (or their respective representatives) under the Indenture and to carry out certain other duties. The Trustee will give instructions to the Security Trustee in accordance with instructions it receives from the Holders under the Indenture.

The Indenture and/or the Security Documents will principally provide that, at any time while the Notes are outstanding, the Security Trustee will have the exclusive right to manage, perform and enforce the terms of the Security Documents relating to the Collateral and to exercise and enforce all privileges, rights and remedies thereunder according to its direction, including to take or retake control or possession of such Collateral and to hold, prepare for sale, process, lease, dispose of or liquidate such Collateral, including, without limitation, following the occurrence of a Default under the Indenture.

All payments received and all amounts held by the Security Trustee in respect of the Collateral under the Security Documents will be applied, subject to the terms of any Intercreditor Agreement, as follows:

first, to the Security Trustee to the extent necessary to reimburse the Security Trustee for any expenses incurred in connection with the collection or distribution of such amounts held or realized or in connection with expenses incurred in enforcing its remedies under the Security Documents and preserving the Collateral and all amounts for which the Security Trustee is entitled to indemnification or otherwise owed under the Indenture and/or the Security Documents;

second, to the Trustee for its benefit and the benefit of Holders, to the Paying Agent and Registrar, all pursuant to the terms of the Indenture; and

third, any surplus remaining after such payments will be paid to the Company or the Subsidiary Guarantor Pledgors or to whomever may be lawfully entitled thereto.

The Security Trustee may decline to foreclose on, or enforce the security interest created over, the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction. In addition, the Security Trustee’s ability to foreclose on, or enforce the security interest created over, the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Security Trustee’s Liens on the Collateral. Neither the Security Trustee nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency, maintenance or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

The Indenture and/or the Security Documents will provide that the Company and the Subsidiary Guarantor Pledgors will Indemnify the Security Trustee for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind imposed against the Security Trustee arising out of the Security Documents or the Indenture except to the extent that any of the foregoing are finally judicially determined to have resulted from the gross negligence or willful misconduct of the Security Trustee.

Release of Security

The security created in respect of the Collateral granted under the Security Documents may be released in certain circumstances, subject to the terms of the Security Documents and any Intercreditor Agreement, including:

•	upon repayment in full of the Notes;

•	upon defeasance and discharge of the Notes as provided below under the caption “—Defeasance”;

•

upon certain dispositions of the Collateral in compliance with the covenants under the captions “—Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries” or “—Limitation on Asset Sales” or in accordance with the provision under the caption “—Consolidation, Merger and Sale of Assets”;

•	with respect to security granted by a Subsidiary Guarantor Pledgor, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor Pledgor in accordance with the terms of the Indenture; and

•	with respect to all or any part of the Collateral, by the Security Trustee in connection with any enforcement of its Liens pursuant to the terms of the Security Agreement.

Further Issues

The Company may, from time to time, without notice to or the consent of the Holders (and without regard to any restrictions or limitations set forth under the “Limitation on Indebtedness and Disqualified or Preferred Stock” covenant described below), create and issue Additional Notes having the same terms and conditions as the Notes (including the benefit of the Subsidiary Guarantees) in all respects (or in all respects except for issue date, issue price, and the first payment of interest on them and, to the extent necessary, certain temporary securities law transfer restrictions) so that such subsequently issued debt securities may be consolidated and form a single series with the previously outstanding Notes; provided that any Additional Notes must be treated as part of the same issue as the Notes for U.S. federal income tax purposes and provided further that in connection with the payment of PIK Interest, the Company is entitled to, without the consent of the Holders (and without regard to any restrictions or limitations set forth under the “Limitation on Indebtedness and Disqualified or Preferred Stock” covenant described below), issue PIK Notes under the Indenture on the same terms and conditions as all other issued Notes (except for issue date, issue price, and the first payment of interest on them and, to the extent necessary, certain temporary securities law transfer restrictions). All PIK Notes will be pari passu in right of payment with all other issued Notes, will be guaranteed on a pari passu basis by each Subsidiary Guarantor and will be secured equally and ratably with all other issued Notes by Liens on the Collateral held by the Security Trustee for as long as the Notes and the Subsidiary Guarantees are secured by the Collateral, subject to the covenants contained in the Indenture.

Optional Redemption

At any time and from time to time on or after the fourth anniversary date of the Original Issue Date, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of the principal amount set forth below plus accrued and unpaid interest to the redemption date if redeemed during the twelve-month period beginning on the anniversary date of the Original Issue Date of the years indicated below:

12- month period commencing in the year	Redemption Price
2017	103.125%
2018	101.563%
2019 and thereafter	100.000%

At any time prior to the fourth anniversary date of the Original Issue Date, the Company may at its option redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date.

At any time prior to the third anniversary date of the Original Issue Date, the Company may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of its Common Stock in an Equity Offering at a redemption price of 106.25% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued on the Original Issue Date remains outstanding after each such redemption and any such redemption takes place within 60 days after the closing of the related sale of Capital Stock.

The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made on a pro rata basis, or if the Notes are issued in global form, in accordance with applicable DTC procedures (subject, in all cases, to compliance with the rules of any national securities exchange on which the Notes may be listed).

However, no Note of US$1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

Mandatory Redemption of Notes upon an Entire Sale Transaction

Within 10 days of the occurrence of an Entire Sale Transaction, the Company shall issue (by publication and mail) a notice to all Holders to redeem all of the Notes then outstanding (an “Entire Sale Transaction Mandatory Redemption”) at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the Payment Date (the “Entire Sale Transaction Redemption Price”). Such notice will give not less than thirty (30) days’ nor more than sixty (60) days’ notice of the Entire Sale Transaction Mandatory Redemption. All Notes that are so redeemed will be cancelled.

Pending the application of the proceeds from an Entire Sale Transaction to the Entire Sale Transaction Redemption Price, the Company shall invest such proceeds in a deposit account or securities account, which account shall be subject to a first priority Lien in favour of the Security Trustee, on behalf of the Trustee, and constitute additional Collateral for the benefit of the Holders, and which account shall not be subject to any other Lien whatsoever.

Repurchase of Notes Upon a Change of Control Triggering Event

The Company must commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all Notes then outstanding (a “Change of Control Offer”), at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the Payment Date.

Except as described above with respect to a Change of Control Triggering Event or as described below with respect to an Entire Sale Transaction, the Indenture does not contain provisions that permit or require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Holders may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of Board of Directors.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the Notes that might be tendered by the Holders seeking to accept the Change of Control Offer. In the event that the Company purchases Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to purchase the Notes. However, there can be no assurance that the Company would be able to obtain such financing.

In order to repurchase the Notes in an Offer to Purchase, the Company will, unless consents are obtained, be required to repay all Indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Sinking Fund

There will be no sinking fund payments for the Notes.

Additional Amounts

All payments of, or in respect of, principal of, and premium (if any) and interest (including PIK Interest) in respect of the Notes (including PIK Notes) or the Subsidiary Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined under the caption “—Consolidation, Merger and Sale of Assets”) or the applicable Subsidiary Guarantor is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company, a Surviving Person or the applicable Subsidiary Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of each Note or the Subsidiary Guarantees, as the case may be, of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(a)	for or on account of:

(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A)	the existence of any present or former connection between the Holder of such Note and the Relevant Jurisdiction other than merely holding such Note, including such Holder being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(B)	the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30 day period;

(C)	the failure of the Holder, despite being required by law, to comply with a timely request of the Company addressed to the Holder or beneficial owner to provide information concerning such Holder’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would have reduced or eliminated any taxes as to which Additional Amounts would have otherwise been payable to such Holder; or

(D)	the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(iii)	any withholding or deduction that is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2004/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or

(iv)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii);or

(b)	with respect to any payment of the principal of, or any premium, if any, or interest on, such Note or any payment under any Subsidiary Guarantee to the Holder, if such Holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of the Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor, with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, person or beneficial owner been the registered Holder thereof.

Whenever there is mentioned in any context the payment of principal, any premium or interest, in respect of any Note or Subsidiary Guarantee, such mention shall be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption for Taxation Reasons

The Notes may be redeemed, at the option of the Company or Surviving Person, as a whole but not in part, at any time, upon giving not less than 30 days nor more than 60 days notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2)	any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation (a) in the case of the Company, Surviving Person and any initial Subsidiary Guarantor becomes effective on or after the Original Issue Date and (b) in the case of any successor to a Subsidiary Guarantor or a future Subsidiary Guarantor becomes effective after such Subsidiary Guarantor assumes the obligations under the Indenture or becomes a Subsidiary Guarantor, with respect to any payment due or to become due under the Notes or the Indenture, the Company, Surviving Person or a Subsidiary Guarantor, as the case may be, is, or on the next interest payment date would be, required to withhold or deduct any tax, duty, assessment or other governmental charge imposed, levied, collected, withheld or assessed by a Relevant Jurisdiction and to pay Additional Amounts, and in each case, such requirement to withhold or deduct cannot be avoided by the taking of reasonable measures by the Company, Surviving Person or a Subsidiary Guarantor; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, Surviving Person or a Subsidiary Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due.

Prior to the publication and mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company or Surviving Person will deliver to the Trustee (a) a certificate signed by a duly authorized officer stating that the Company or Surviving Person is entitled to effect the redemption under the Indenture and stating that the conditions precedent to the right of redemption have occurred and (b) an Opinion of Counsel or tax consultant of recognized standing stating that the circumstances referred to in the prior paragraph exist. The Trustee shall accept such Opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

Any Notes that are redeemed will be cancelled.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Indebtedness and Disqualified or Preferred Stock

(a)	The Company will not Incur any Indebtedness or Disqualified Stock, provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be not less than 2.0 to 1.0. The Company will not permit any Restricted Subsidiary to Incur any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Company or a Subsidiary Guarantor, so long as it is so held).

Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur each and all of the following (“Permitted Indebtedness”):

(1)	Indebtedness under the Notes (including any PIK Notes and any Additional Notes), and each Subsidiary Guarantee;

(2)	Any Permitted Priority Secured Indebtedness and any Permitted Priority Subsidiary Guarantees;

(3)	Indebtedness of the Company or any Restricted Subsidiary outstanding on the Original Issue Date excluding Indebtedness permitted under clause (4);

(4)	Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Wholly-Owned Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any Wholly-Owned Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (4) and (y) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must expressly be subordinated in right of payment to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor;

(5)	Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under the immediately preceding paragraph or clauses (1) or (2)of this covenant and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is subordinated in right of payment to, the Notes or a Subsidiary Guarantee shall only be permitted under this clause (5) if (x) in case the Notes are refinanced in part, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Subsidiary Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Subsidiary Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or such Subsidiary Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, (c) Indebtedness the proceeds of which are used to refinance or refund Permitted Priority Secured Indebtedness would otherwise be entitled be Incurred as Permitted Priority Secured Indebtedness pursuant to the terms of the Indenture, and (d) in no event may Indebtedness of the Company or any Subsidiary Guarantor be refinanced pursuant to this clause (5) by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(6)	the Incurrence by the Company or any Restricted Subsidiaries of Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities and not for speculation;

(7)	Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, trade guarantees or similar instruments issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than 90 days following receipt by the Company or such Restricted Subsidiary of a demand for reimbursement;

(8)	(i) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant, or (ii) Guarantees by any Restricted Subsidiary of Indebtedness of another Restricted Subsidiary that was permitted to be Incurred under clause (6) or (7) above; and

(9)	Indebtedness Incurred after the Original Issue Date by any Restricted Subsidiary organized under the laws of the PRC which, when taken together with the total amount of all other Indebtedness Incurred under this clause (9), will not exceed US$100 million.

(b)	For purposes of determining compliance with this “Limitation on Indebtedness and Disqualified or Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in part (a) above (other than the Notes, Additional Notes or PIK Notes, which shall be treated as Incurred pursuant to clause (a)(1) above), including under the proviso in the first paragraph of part (a), the Company, in its sole discretion, shall classify, and from time to time may reclassify one or more times, such item of Indebtedness, and such item of Indebtedness will, upon such classification or reclassification (as the case may be) be treated as having been Incurred in accordance with only one of such clauses or in accordance with the proviso in the first paragraph of part (a).

(c)	The Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also subordinate in right of payment to the Notes or the applicable Subsidiary Guarantee, on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Indebtedness.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (1) through (4) below being collectively referred to as “Restricted Payments”):

(1)	declare or pay any dividend or make any distribution on or with respect to the Company’s or any of its Restricted Subsidiaries’ Capital Stock (other than dividends or distributions payable solely in shares of the Company’s or any of its Restricted Subsidiaries’ Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Company or any Wholly-Owned Restricted Subsidiary;

(2)	purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock, but excluding any Indebtedness of the Company or any Restricted Subsidiary that is not subordinated in right of payment to the Notes or any Subsidiary Guarantee that is convertible into Capital Stock of the Company) held by any Persons other than the Company or any Wholly-Owned Restricted Subsidiary;

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness that is subordinated in right of payment to the Notes or any of the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries); or

(4)	make any Investment, other than a Permitted Investment, in any Person;

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(a)	a Default shall have occurred and be continuing;

(b)	the Company could not Incur at least US$1.00 of Indebtedness under the proviso in the first paragraph of part (a) of the covenant under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock;” or

(c)	such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries after the Measurement Date, shall exceed the sum of

(1)	50% of the aggregate amount of the Consolidated Net Income of the Company (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal half-year immediately following the Measurement Date and ending on the last day of the Company’s most recently ended fiscal half-year for which consolidated financial statements of the Company (which the Company shall use its best efforts to compile in a timely manner) are available and have been provided to the Trustee at the time of such Restricted Payment; plus

(2)	100% of the aggregate Net Cash Proceeds received by the Company after the Measurement Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Restricted Subsidiary of the Company, including any such Net Cash Proceeds received upon (x) the conversion of any Indebtedness (other than Subordinated Indebtedness) of the Company into Capital Stock (other than Disqualified Stock) of the Company, or (y) the exercise by a Person who is not a Restricted Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock) in each case after deducting the amount of any such Net Cash Proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Capital Stock of the Company; plus

(3)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Measurement Date in any Person resulting from (a) payments of interest on Indebtedness, dividends or repayments of loans or advances, in each case to the Company or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), or (b) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments made by the Company or a Restricted Subsidiary after the Measurement Date in any such Person.

The foregoing provision shall not be violated by reason of:

(1)	the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2)

the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any of the Subsidiary Guarantors that is subordinated in right of payment to the Notes or to any Subsidiary Guarantee with the Net Cash Proceeds of, or in exchange for, Indebtedness Incurred under clause (5)(y) of the second paragraph of part (a) of the covenant under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock;”

(3)	the redemption, repurchase or other acquisition of Capital Stock of the Company or any Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a capital contribution or a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company or any Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph;

(4)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any of the Subsidiary Guarantors that is subordinated in right of payment to the Notes or to any Subsidiary Guarantee in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company or any of the Subsidiary Guarantors (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph;

(5)	the payment of any dividends or distributions declared, paid or made by a Restricted Subsidiary payable on a pro rata basis to all holders of any class of Capital Stock of such Restricted Subsidiary, a majority of which is held, directly or indirectly, through Restricted Subsidiaries by the Company;

(6)	any Investment in Greenheart Group Limited and its Subsidiaries;

(7)	any Investment in an Unrestricted Subsidiary (other than Greenheart Group Limited and its Subsidiaries) that is engaged in a Permitted Business which, when taken together with the total amount of all other Investments made pursuant to this clause (7), will not exceed US$25 million (or the Dollar Equivalent thereof);

(8)	any Investment in a Joint Venture (other than Greenheart Group Limited and its Subsidiaries) which, when taken together with the total amount of all other Investments made pursuant to this clause (8), will not exceed US$25 million (or the Dollar Equivalent thereof); or

(9)	Restricted Payments, if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment) and giving effect to the pro forma adjustment set forth in clauses (A) through (E) of the definition of “Fixed Charge Coverage Ratio,” the Leverage Ratio would not exceed 2.0:1.0;

provided that, no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to clauses (1), (5), (7), (8), and (9) of the preceding paragraph shall be included in calculating whether the conditions of clause (c) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value.

The Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an appraisal or investment banking firm of international standing if the Fair Market Value exceeds US$5.0 million (or the Dollar Equivalent thereof).

Not later than the date of making any Restricted Payment in an amount in excess of US$5.0 million (or the Dollar Equivalent thereof), the Company will deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant under the caption “—Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (3) make loans or advances to the Company or any other Restricted Subsidiary or (4) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	in the Notes, the Subsidiary Guarantees, the Indenture, the Security Documents, or under any Permitted Priority Secured Indebtedness of the Company or any Subsidiary Guarantor Pledgor or Permitted Priority Subsidiary Guarantee of any Subsidiary Guarantor, and any extensions, refinancings, renewals, supplements, amendments or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement, taken as a whole, are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(2)	existing under or by reason of applicable law;

(3)	existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4)	in the case of clause (4) of the first paragraph of this covenant, that (i) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, or (ii) exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (iii) arise or are agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(5)

with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by the “—Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries,”

“—Limitation on Indebtedness and Disqualified or Preferred Stock” and “—Limitation on Asset Sales” covenants.

Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)	to the Company or a Wholly-Owned Restricted Subsidiary;

(2)	to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law to be held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary;

(3)	for the sale of shares of all the Capital Stock of a Restricted Subsidiary if permitted under, and made in accordance with, the “—Limitation on Asset Sales” covenant; and

(4)	the issuance and sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale in accordance with the “—Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any other Restricted Subsidiary, unless (1) (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for an unsubordinated Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full or (2) such Guarantee and such Guaranteed Indebtedness are permitted by clauses (a) (2), (3), (4) or (8)(ii) (other than, in the case of clause (8)(ii), a Guarantee by a Restricted Subsidiary organized under the laws of the PRC of the Indebtedness of a non-PRC Restricted Subsidiary) under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock.”

If the Guaranteed Indebtedness (A) ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) is subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary Guarantee.

Limitation on Transactions with Shareholders and Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with (x) any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or (y) with any Affiliate of the Company or any Restricted Subsidiary (each an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or the relevant Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million (or the Dollar Equivalent thereof), an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The foregoing limitation does not limit, and shall not apply to:

(1)	the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(2)	transactions between or among the Company and any of its Wholly-Owned Restricted Subsidiaries or between or among Wholly-Owned Restricted Subsidiaries;

(3)	issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock;

(4)	transactions or payments pursuant to any employee, officer or director compensation or benefit plans or similar arrangements entered into in the ordinary course approved by a majority of the Board of Directors of the Company in good faith; and

(5)	any Restricted Payment of the type described in clauses (1),(2), or (3) of the first paragraph of the covenant described above under the caption “—Limitation on Restricted Payments” if permitted by that covenant.

In addition, the requirements of clause (2) of the first paragraph of this covenant shall not apply to (i) transactions between or among the Company and any of its Restricted Subsidiaries that is not a Wholly-Owned Restricted Subsidiary to the extent entered into in the ordinary course of business, (ii) Investments (other than Permitted Investments) not prohibited by the “—Limitation on Restricted Payments” covenant, (iii) transactions pursuant to agreements in effect on the Original Issue Date and described in this Plan Supplement or in the Information Circular of Sino Forest Corporation dated October 20, 2012, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement in effect on the Original Issue Date; provided that, in the case of (iii) such transaction is entered into in the ordinary course of business.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on the Collateral (other than Permitted Liens).

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any kind (other than the Collateral), now owned or hereafter acquired, except Permitted Liens, unless the Notes are equally and ratably secured by such Lien.

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction.

Limitation on Entire Sale Transaction and on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, enter into or consummate an Entire Sale Transaction unless, as a condition thereof, the consideration received consists of net cash proceeds to the Company of not less than an amount sufficient to pay the Entire Sale Transaction Redemption Price in full and without restriction.

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1)	no Default shall have occurred and be continuing or would occur as a result of such Asset Sale;

(2)	the consideration received by the Company or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of;

(3)	in the case of an Asset Sale that constitutes an Asset Disposition, the Company could Incur at least US$1.00 of Indebtedness under the proviso in the first paragraph of part (a) of the covenant under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock” after giving pro forma effect to such Asset Disposition; and

(4)	at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets; provided that in case of an Asset Sale in which the Company or such Restricted Subsidiary receives Replacement Assets (i) the Company delivers to the Trustee an Officer’s Certificate stating that (a) the Company’s chief executive officer or chief financial officer has approved such Asset Sale, (b) such Asset Sale is on fair and reasonable terms on an arm’s length basis, and (c) the Fair Market Value of the Replacement Assets, together with any cash consideration is no less than the Fair Market Value of the assets subject to such Asset Sale, and (ii) with respect to any such Asset Sale involving an aggregate consideration with a Fair Market Value in excess of US$25.0 million (or the Dollar Equivalent thereof), the Company shall deliver to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary of such Asset Sale from a financial point of view issued by an Independent Financial Advisor. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet prepared in accordance with IFRS, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are actually assumed by the transferee of any such assets pursuant to a customary, assumption, assignment, novation or similar agreement that fully and unconditionally releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds to:

(1)	permanently repay Senior Indebtedness of the Company or any Restricted Subsidiary (and, if such Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) in each case owing to a Person other than the Company or a Restricted Subsidiary; or

(2)	make an Investment in Replacement Assets, provided that such Investment occurs within 360 days following the receipt of such Net Cash Proceeds.

Pending the final application of any Net Cash Proceeds from an Asset Sale in excess of $10 million, the Company shall invest such Net Cash Proceeds in a deposit account or securities account, which account(s) shall (except if prohibited by applicable laws) be subject to a first priority Lien in favour of the Security Trustee and constitute additional Collateral for the benefit of the Holders or the other Secured Parties, and which account(s) shall not be subject to any other Lien whatsoever.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Excess Proceeds of less than US$5 million (or the Dollar Equivalent thereof) will be carried forward and accumulated. When the aggregate amount of Excess Proceeds exceeds US$10 million (or the Dollar Equivalent thereof), within 10 days thereof, the Company must make an Offer to Purchase to all Holders (and, with respect to indebtedness of the Company, that ranks equally with or senior to, the Notes, containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to the holders of such Indebtedness, including any Permitted Priority Secured Indebtedness) to purchase the maximum principal amount of Notes (and any such other pari passu Indebtedness) that may be purchased out of the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.

Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of any shares of Capital Stock of Sino-Forest (China) Investments Limited or of any Restricted Subsidiary that owns directly or indirectly any shares of Capital Stock of Sino-Forest (China) Investments Limited.

If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes (and any other pari passu or senior Indebtedness) tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes (and such other pari passu or senior Indebtedness) to be purchased on a pro rata basis or in accordance with applicable DTC procedures. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

Limitation on the Company’s Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than Permitted Businesses; provided, however, that the Company or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than Permitted Businesses as long as any Investment therein was not prohibited when made by the covenant under the caption “—Limitation on Restricted Payments.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, unless a Subsidiary of such Restricted Subsidiary is a Restricted Subsidiary (and is not concurrently being designated as an Unrestricted Subsidiary); provided that (i) Sino-Forest (China) Investments Limited shall always be a Restricted Subsidiary, (ii) such designation would not cause a Default, (iii) a Restricted Subsidiary cannot be a Subsidiary of an Unrestricted Subsidiary and (iv) the Investment deemed to have been made thereby in such newly-designated Unrestricted Subsidiary would be permitted to be made by the covenant described under “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) such designation shall not cause a Default, (ii) any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred by the covenant described under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock;” (iii) any Lien on the property of such Unrestricted Subsidiary at the time of such designation which will be deemed to have been incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be incurred by the covenant described under the caption “—Limitation on Liens;” (iv) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary), (v) if such Restricted Subsidiary is not organized under the laws of the PRC and is not a Foreign Subsidiary, such Restricted Subsidiary shall upon such designation execute and deliver to the Trustee a supplemental indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor, and (vi) if such Restricted Subsidiary is not organized under the laws of the PRC or any other jurisdiction that prohibits the Capital Stock of such Restricted Subsidiary from being pledged to secure the obligations of the Company or a Subsidiary Guarantor, all Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary shall be pledged, mortgaged or charged as required under “—Security.”

Government Approvals and Licenses; Compliance with Law

The Company will, and will cause each Restricted Subsidiary to, (i) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses, (ii) preserve and maintain good and valid title to its properties and assets (including land use rights) free and clear of any Liens other than Permitted Liens and (iii) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure to so obtain, maintain, preserve and comply would not reasonably be expected to have a material adverse effect on (A) the business, results of operations or prospects of the Company and its Restricted Subsidiaries taken as a whole or (B) the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Notes, the relevant Subsidiary Guarantee or the Indenture.

Provision of Financial Statements and Reports

The Company will file with the Trustee and provide the holders of the Notes with copies of all financial statements or reports that are distributed by the Company to its members from time to time.

As of the Original Issue Date, the Memorandum and Articles of Association of the Company will provide that the Board of Directors will cause to be delivered to each member: (i) as soon as available, but not later than 180 days after the end of each financial year of the Company, a copy of the consolidated balance sheet of the Company as of the end of such financial year and the related consolidated statements of income, changes in equity and cash flows for such financial year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations for the Company for such financial year; and (ii) as soon as available, but not later than 90 days after the end of each financial half-year of the Company, a copy of the consolidated balance sheet of the Company as of the end of such financial half-year and the related consolidated statements of income, changes in equity and cash flows for such financial half-year, and accompanied by a management summary and analysis of the operations for the Company for such financial half-year. In the event that this provision of the Memorandum and Articles of Association of the Company is amended after the Original Issue Date, the Company shall provide notice of such amendment to the Trustee as soon as practicable following the enactment of such amendment.

Delivery of such reports and information to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Company’s compliance with any of it covenants under the Indenture as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(a)	default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)	default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c)	default in the performance or breach of the provisions of the covenants described under “—Consolidation, Merger and Sale of Assets,” “—Limitation on Indebtedness and Disqualified or Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Liens,” the failure by the Company to make or consummate an Offer to Purchase in the manner described under the captions “—Repurchase of Notes upon a Change of Control Triggering Event” or “—Limitation on Asset Sales”, the failure by the Company to redeem the Notes in the manner described under the caption “—Mandatory Redemption of Notes upon an Entire Sale Transaction” or the failure by the Company to create, or cause its Restricted Subsidiaries to create a First Priority Lien on the Collateral (subject to any Permitted Liens) in accordance or otherwise comply with the covenant described under the caption “—Security;”

(d)	the Company or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e)	there occurs with respect to any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of US$50.0 million (or the Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (B) the failure to make a principal payment when due;

(f)	any final judgment or order for the payment of money in excess of US$50.0 million (or the Dollar Equivalent thereof) in the aggregate for all such final judgments or orders shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged for a period of 60 days during which a stay of enforcement of such final judgment or order shall not be in effect;

(g)

a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (including any proceeding under any corporate law seeking an arrangement of, or stay of proceedings to enforce, some or all of its debts), (B) appointment of a receiver, liquidator, assignee, custodian, monitor, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h)	the Company or any Restricted Subsidiary (A) commences a voluntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (including any proceeding under any corporate law seeking an arrangement of, or stay of proceedings to enforce, some or all of its debts), or consents to the entry of an order for relief in an involuntary case or proceeding under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, monitor, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors;

(i)	any Subsidiary Guarantor repudiates its obligations under its Subsidiary Guarantee or, except as permitted by the Indenture, any Subsidiary Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(j)	any default by the Company or any Subsidiary Guarantor Pledgor in the performance of any of its obligations under the Security Documents or the Indenture, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; or

(k)	the Company or any Subsidiary Guarantor Pledgor repudiates its obligations under any Security Document or, other than in accordance with the Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority Lien in the Collateral (subject to any Permitted Liens).

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company or any Restricted Subsidiary, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, and (z) the Company has paid to the Trustee all fees, expenses and amounts owed to the Trustee in connection with such Event of Default. For information as to the waiver of defaults, see “—Amendments and Waiver.”

If an Event of Default occurs and is continuing, the Trustee may, and shall upon request of Holders of at least 25% in aggregate principal amount of outstanding Notes, instruct the Security Trustee to foreclose on the

Collateral in accordance with the terms of the Security Documents and take such further action on behalf of the Holders of the Notes with respect to the Collateral as the Trustee is instructed by such Holders. See “—Security.”

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company, one of whom must be the Company’s principal executive officer, principal financial officer or principal accounting officer, must certify in an Officer’s Certificate, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligations, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Company will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(1)	the Company shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets (the “Surviving Person”) shall be an exempted company limited by shares organized and validly existing under the laws of the Cayman Islands and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Indenture, the Notes and the Security Documents, as the case may be, and the Indenture, the Notes and the Security Documents, as the case may be, shall remain in full force and effect;

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis, the Company or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(4)	immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, could Incur at least US$1.00 of Indebtedness under the first paragraph of the covenant under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock;”

(5)	the Company delivers to the Trustee (x) an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(6)	each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction described under the caption “—Consolidation, Merger and Sale of Assets,” shall execute and deliver a supplemental indenture confirming that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture.

No Subsidiary Guarantor will consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Company or another Subsidiary Guarantor), unless:

(1)	such Subsidiary Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets shall be the Company, another Subsidiary Guarantor or shall become a Subsidiary Guarantor concurrently with the transaction;

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis, the Company shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(4)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur at least US$1.00 of Indebtedness under the first paragraph of the covenant under the caption “—Limitation on Indebtedness and Disqualified or Preferred Stock”; and

(5)	the Company delivers to the Trustee (x) an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and (y) Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that this paragraph shall not apply to any Entire Sale Transaction, which transaction shall be subject to and governed by the provisions that require the Company to redeem all of the Notes in the manner described under the caption “-Mandatory Redemption of Notes upon an Entire Sale Transaction”, and shall not otherwise apply to any other sale or other disposition that complies with the “Limitation on Asset Sales” covenant or any Subsidiary Guarantor whose Subsidiary Guarantee is unconditionally released in accordance with the provisions described under “— Release of the Subsidiary Guarantees.”

The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders of the Notes.

No Payments for Consents

The Company will not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Defeasance

Defeasance and Discharge

The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 365th day after the deposit referred to below, and the provisions of the Indenture and the Security Documents will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust, and certain obligations owed to the Trustee and the Security Trustee) if, among other things:

(a)	the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient (in the case of U.S. Government Obligations, in the opinion of a reputable firm of certified accountants) to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

(b)	the Company has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that, as a result of a change occurring after the Original Issue Date in applicable U.S. federal income tax law, Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling directed to the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 365 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

(c)	immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 365th day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound.

In the case of either discharge or defeasance of the Notes, the Subsidiary Guarantees will terminate.

Defeasance of Certain Covenants

The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3), (4) and (5)(x) under the first paragraph and clauses (3), (4) and (5)(x) under the second paragraph under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (c) under “Events of Default” with respect to such clauses (3), (4) and (5)(x) under the first paragraph and clauses (3), (4) and (5)(x) under the second paragraph under “Consolidation, Merger and Sale of Assets,” clause (d) under “Events of Default” with respect to such other covenants and clauses (e), (f), (i), (j) and (k) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clause (b)(2) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

As a condition to the Company exercising its right to discharge or defease the Notes or to defease the covenants as provided in the immediately preceding paragraphs, the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to such discharge and/or defeasance have been complied with.

Defeasance and Certain Other Events of Default

In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Amendments and Waiver

Amendments Without Consent of Holders

The Indenture or any Security Document may be amended, without the consent of any Holder, to:

(1)	cure any ambiguity, defect or inconsistency in the Indenture, the Notes or any Security Document;

(2)	comply with the provisions described under “Consolidation, Merger and Sale of Assets;”

(3)	evidence and provide for the acceptance of appointment by a successor Trustee;

(4)	add any Subsidiary Guarantor or any Subsidiary Guarantee or release any Subsidiary Guarantor from any Subsidiary Guarantee as provided or permitted by the terms of the Indenture;

(5)	provide for the issuance of Additional Notes (including PIK Notes) in accordance with the limitations set forth in the Indenture;

(6)	add any Subsidiary Guarantor Pledgor or release any Subsidiary Guarantor Pledgor as provided or permitted by the terms of the Indenture;

(7)	add additional Collateral to secure the Notes or any Subsidiary Guarantee;

(8)	effect any change to the Indenture in a manner necessary to comply with the procedures of DTC;

(9)	permit Permitted Priority Secured Indebtedness (including, without limitation, permitting the Trustee to enter into any amendments to the Security Documents or the Indenture and take any other action necessary to permit the creation and registration of Liens on the Collateral to secure Permitted Priority Secured Indebtedness, in accordance with the Indenture); or

(10)	make any other change that would provide additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder.

Amendments with Consent of Holders

Amendments of the Indenture or any Security Document may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however,

(a)	that no such modification or amendment may, without the consent of each Holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any Note;

(3)	change the currency of payment of principal of, or premium, if any, or interest on, any Note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(5)	reduce (i) the above stated percentage of outstanding Notes, or (ii) the stated percentage of outstanding Notes referred to in clause (b) below, the consent of whose Holders is necessary to modify or amend the Indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7)	reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(8)	amend, change or modify any provision of the Indenture or the related definition affecting the ranking of the Notes or any Subsidiary Guarantee in a manner which adversely affects the Holders, and

(b)	that no such modification or amendment may, without the consent of the Holders of not less than 80% in aggregate principal amount of the outstanding Notes affected thereby:

(1)	release any Subsidiary Guarantor from its Subsidiary Guarantee, except as provided in the Indenture;

(2)	release any Collateral, except as provided in the Indenture and the Security Documents;

(3)	amend, change or modify any Subsidiary Guarantee in a manner that adversely affects the Holders;

(4)	amend, change or modify any provision of any Security Document, or any provision of the Indenture relating to the Collateral, in a manner that adversely affects the Holders, except in accordance with the other provisions of the Indenture;

(5)	change the redemption date or the redemption price of the Notes from that stated under the captions “Optional Redemption” or “Redemption for Taxation Reasons;”or

(6)	amend, change or modify the obligation of the Company or any Subsidiary Guarantor to pay Additional Amounts.

Unclaimed Money

Claims against the Company for the payment of principal of, premium, if any, or interest, on the Notes will become void unless presentation for payment is made as required in the Indenture within a period of six years.

No Personal Liability of Incorporators, Stockholders, Members, Officers, Directors or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any of the Subsidiary Guarantors in the Indenture, or in any of the Notes or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, member, officer, director, employee or controlling person of the Company or of any of the Subsidiary Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee and the Paying Agent

Computershare Trust Company, N.A. is to be appointed as Trustee under the Indenture and Computershare Trust Company, N.A. is to be appointed as registrar and paying agent (the “Paying Agent”) with regard to the Notes. Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company or any of the Subsidiary Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Computershare Trust Company, N.A. will initially act as Security Trustee under the Security Documents in respect of the Security over the Collateral. The Security Trustee, acting in its capacity as such, shall have such duties with respect to the Collateral pledged, mortgaged or charged pursuant to the Security Documents as are set forth in the Indenture and the Security Documents. Under certain circumstances, the Security Trustee may have obligations under the Security Documents that are in conflict with the interests of the Holders. The Trustee and the Security Trustee will be under no obligation to exercise any rights or powers conferred under the Indenture or any of the Security Documents for the benefit of the Holders unless such Holders have offered to the Trustee and the Security Trustee indemnity or security reasonably satisfactory to the Trustee and the Security Trustee against any loss, liability or expense.

Furthermore, each Holder, by accepting the Notes will agree, for the benefit of the Trustee and the Security Trustee, that it is solely responsible for its own independent appraisal of and investigation into all risks arising under or in connection with the Security Documents and has not relied on and will not at any time rely on the Trustee or the Security Trustee in respect of such risks.

Book-Entry; Delivery and Form

The certificates representing the Notes will be issued in fully registered form without interest coupons. Notes will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a “Global Note”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under “Transfer Restrictions.”

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, nor any of the Subsidiary Guarantors, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company expects that DTC will take any action permitted to be taken by a Holder (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading “Transfer Restrictions.”

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, any of the Subsidiary Guarantors, the Trustee or any Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in registered form, which may bear the legend referred to under “Transfer Restrictions,” in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under “Transfer Restrictions,” in accordance with the DTC’s rules and procedures in addition to those provided for under the Indenture.

The Clearing System

General

DTC has advised the Company as follows:

DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom own DTC, and may include the dealer manager. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Transfers of ownership or other interests in Notes in DTC may be made only through DTC participants. In addition, beneficial owners of Notes in DTC will receive all distributions of principal of and interest on the Notes from the Trustee through such DTC participant.

Deposit and Holding of Notes; Settlement

All Notes issued in the form of global notes will be deposited with the Trustee as custodian for DTC. Investors’ interests in Notes held in book-entry form by DTC will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC.

Investors holding their Notes through DTC must follow the settlement practices applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in same-day funds using DTC’s Same Day Funds Settlement System.

The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

None of the Company, the Trustee or any Paying Agent will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing their operations.

Notices

All notices or demands required or permitted by the terms of the Notes or the Indenture to be given to or by the Holders are required to be in writing and may be given or served by being sent by prepaid courier or by being deposited, first-class postage prepaid, in the United States mail (if intended for the Company or any Subsidiary Guarantor or the Trustee) addressed to the Company, such Subsidiary Guarantor or the Trustee, as the case may be, at the corporate trust office of the Trustee; and (if intended for any Holder) addressed to such Holder at such Holder’s last address as it appears in the Note register.

Any such notice or demand will be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of DTC. Any such notice shall be deemed to have been delivered on the day such notice is delivered to DTC or if by mail, when so sent or deposited.

Consent to Jurisdiction; Service of Process

The Company and each of the Subsidiary Guarantors will irrevocably (i) submit to the non-exclusive jurisdiction of any U.S. Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to, the Notes, any Subsidiary Guarantee, the Indenture or any transaction contemplated thereby and (ii) designate and appoint a reputable professional service company in New York City, New York for receipt of service of process in any such suit, action or proceeding.

Governing Law

Each of the Notes, the Subsidiary Guarantees and the Indenture provides that such instrument will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture.

Reference is made to the Indenture for other capitalized terms used in this “Description of the Notes” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield in maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or (ii) who is a director or officer of such Person or any Subsidiary of such Person or of any Person referred to in clause (i) of this definition. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means with respect to an Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (x) the redemption price of such Note at the fourth anniversary date of the Original Issue Date (such redemption price being set forth in the table appearing under the caption “—Optional Redemption”), plus (y) all required remaining scheduled interest payments due on such Note (but excluding accrued and unpaid interest to the redemption date) through the fourth anniversary date of the Original Issue Date, computed using a discount rate equal to the Adjusted Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries, or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction) of any of its property or assets (including Capital Stock of a Restricted Subsidiary) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any Wholly-Owned Restricted Subsidiary; provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets (including, but not limited to wood chips, logs, lumber, and manufactured wood and wood panel products) or standing timber in the ordinary course of business,

(b)	any disposition that constitutes a Change of Control or an Entire Sale Transaction;

(c)	sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant,

(d)	sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$5.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions,

(e)	any sale, transfer, assignment or other disposition of any property, or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries,

(f)	any, transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien, or

(g)	a transaction covered by the covenant under the caption “—Consolidation, Merger and Sale of Assets.”

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means the board of directors elected or appointed by the members of the Company to manage the business of the Company or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by every member of the Board of Directors.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York, United States, the city in which the Corporate Trust Office of the Trustee is located, Hong Kong or the Cayman Islands (or in any other place in which payments on the Notes are to be made) are authorized by law or governmental regulation to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Original Issue Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means the occurrence of one or more of the following events:

(1)	the merger, amalgamation, or consolidation of the Company with or into another Person or the merger or amalgamation of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than an Entire Sale Transaction);

(2)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(3)	the majority of the directors of the Company are not Continuing Directors; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of a Change of Control.

“Collateral” means all collateral securing, or purported to be securing, directly or indirectly, the Company’s obligations under the Indenture, the Security Documents and the Notes, any Subsidiary Guarantee, Permitted Priority Secured Indebtedness or any Permitted Priority Subsidiary Guarantee, pursuant to the Security Documents, and shall initially consist of all property and assets (including Capital Stock) of the Company and the initial Subsidiary Guarantors held by the Company or a Subsidiary Guarantor Pledgor, and may include all property and assets (including any other Capital Stock of any Person) owned by the Company or any Subsidiary Guarantor Pledgor that becomes a Restricted Subsidiary (other than those organized under the laws of the PRC, or which are a Foreign Subsidiary) as may be pledged, mortgaged or charged by the Company or the Subsidiary Guarantor Pledgors from time to time pursuant to the section “Security.”

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding at the date of the Indenture, and include, without limitation, all series and classes of such common stock or ordinary shares.

“Comparable Treasury Issue” means the U.S. Treasury security selected by a Reference Treasury Dealer having a comparable maturity to the fourth anniversary date of the Original Issue Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the fourth anniversary date of the Original Issue Date.

“Comparable Treasury Price” means, with respect to any redemption date, as calculated by a Reference Treasury Dealer:

(1)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (of any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities;” or

(2)	if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if fewer than three such Reference Treasury Dealer Quotations are available, the average of all such quotations.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense,

(2)	income taxes (other than income taxes attributable to extraordinary and non-recurring gains (or losses) or sales of assets),

(3)	depreciation expense, amortization expense and all other non-cash items reducing Consolidated Net Income (other than depletion of timber holdings or non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with IFRS, provided that if any Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with IFRS) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period and (ii) all cash and non cash dividends, accrued or accumulated during such period on any Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Wholly-Owned Restricted Subsidiary.

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with IFRS for such period of the Company and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred or paid during such period by the Company and its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt issuance costs and original issue discount expense and non cash interest payments in respect of any Indebtedness, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (v) the interest equivalent costs associated with Interest Rate Agreements, (vi) interest actually paid by the Company or any Restricted Subsidiary on Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary and (vii) any capitalized interest, provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with IFRS; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or similar distributions actually paid in cash to the specified Person or a Restricted Subsidiary of the Person during such period;

(2)	the net income (and loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3)	the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	any net after tax gains (or losses) realized on the sale or other disposition of (A) any property or assets of the Company or any Restricted Subsidiary which is not sold in the ordinary course of its business or (B) any Capital Stock of any Person (including any gains by the Company realized on sales of Capital Stock of the Company or other Restricted Subsidiaries);

(6)	any translation gains and losses due solely to fluctuations in currency values and related tax effects; and

(7)	any net after-tax extraordinary or non-recurring gains (or losses).

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity or members’ equity as set forth on the most recently available semi-annual or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock or shares and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with IFRS.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Original Issue Date;

(2)	was designated by any shareholder entitled to designate a director under the Company’s Memorandum and Articles of Association; or

(3)	was elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such director’s nomination or election.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control Triggering Event” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control Triggering Event” covenants.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“Entire Sale Transaction” means an Asset Disposition by the Company (other than to a Restricted Subsidiary) of all or substantially all of the Capital Stock of all Subsidiaries owned by the Company and/or of all or substantially all of the assets of the Company.

“Entire Sale Transaction Mandatory Redemption” has the meaning under the heading “Mandatory Redemption of Notes upon an Entire Sale Transaction”.

“Entire Sale Transaction Redemption Price” has the meaning under the heading “Mandatory Redemption of Notes upon an Entire Sale Transaction”.

“Equity Offering” means any primary private or public offering of Common Stock of the Company after the Original Issue Date.

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided, however, that for purposes of clause (4)(a) under the caption “—Certain Covenants—Limitation on Asset Sales,” such determination may instead be made by the Company’s Chief Executive Officer or Chief Financial Officer.

“Fixed Charge Coverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent two fiscal half-years prior to such Transaction Date for which consolidated financial statements of the Company (which the Company shall use its best efforts to compile in a timely manner) are available and have been provided to the Trustee (the “Two Half-Year Period”) to (2) the aggregate Consolidated Fixed Charges during such Two Half-Year Period. In making the foregoing calculation:

(A)	pro forma effect shall be given to any Indebtedness, Disqualified Stock or Preferred Stock Incurred, repaid or redeemed during the period (the “Reference Period”) commencing on and including the first day of the Two Half-Year Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Two Half-Year Period), in each case as if such Indebtedness, Disqualified Stock or Preferred Stock had been Incurred, repaid or redeemed on the first day of such Reference Period;

(B)

Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate

Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)	pro forma effect shall be given to the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries as if such creation, designation or redesignation had occurred on the first day of such Reference Period;

(D)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(E)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (D) or (E) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation shall be based upon the two full fiscal half-years immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company organized under the laws of a jurisdiction that prohibits such Subsidiary from guaranteeing payments under the Notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means the Person in whose name a Note is registered in the Note register.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board, applied on a consistent basis. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with IFRS applied on a consistent basis.

“Incur” means, with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Capital Stock; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) the accretion of original issue discount shall not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A)	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS,

(B)	that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest, and

(C)	that the amount of Indebtedness with respect to any Commodity Agreements, Currency Agreements and Interest Rate Agreements shall be equal to the net amount payable if such agreements terminated at that time due to default by such Person.

“Independent Financial Advisor” means an investment banking firm or accounting firm of national reputation in the United States of America or in Hong Kong (i) which does not, and whose directors, officers, employees and affiliates do not, have a direct or indirect financial interest in the Company or any of its Affiliates, and (ii) which, in the judgement of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” has the meaning set forth under “Security”.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” means:

(i)	any direct or indirect advance, loan or other extension of credit (other than Trade Payables that are, in conformity with IFRS, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries) to another Person,

(ii)	capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others),

(iii)	any purchase or acquisition of Capital Stock, Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person, or

(iv)	any Guarantee of any obligation of another Person;

provided that an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of common equity securities of the Company shall not be deemed to be an Investment.

For the purposes of the provisions of the “Designation of Restricted and Unrestricted Subsidiaries” and “Limitation on Restricted Payments” covenants: (i) the Company will be deemed to have made an investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of the assets (net of liabilities owed to any Person other than the Company or a Restricted Subsidiary and that are not Guaranteed by the Company or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary at the time of such designation, and (ii) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Joint Venture” means any Person engaged in a Permitted Business of which the Company, together with its Restricted Subsidiaries, directly holds or, as a result of the respective Investment, will hold, at least 50.1% of its Capital Stock.

“Leverage Ratio” means, as at the time of determination, the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding at such time determined on a consolidated basis, divided by the Consolidated EBITDA of the Company for the two fiscal half-years immediately preceding the date of determination for which consolidated financial statements of the Company are available and have been provided to the Trustee.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Measurement Date” means the first day of fiscal half-year period of the Company immediately preceding the Original Issue Date.

“Moody’s” means Moody’s Investors Service and its affiliates.

“Net Cash Proceeds” means:

(a)	with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(i)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(ii)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(iii)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

(iv)	appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with IFRS; and

(b)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by the Company mailing a notice by first class mail, postage prepaid, to the Trustee and each Holder at its last address appearing in the Note register stating:

(1)	the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)	that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$2,000 or integral multiples of US$1,000.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or wire to the Holders so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$2,000 or integral multiples of US$1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

The offer is required to contain or incorporate by reference information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will assist such Holders to make an informed decision with respect to the Offer to Purchase, including a brief description of the events requiring the Company to make the Offer to Purchase, and any other information required by applicable law to be included therein. The offer is required to contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

“Officer” means one of the executive officers of the Company, or, in the case of a Subsidiary Guarantor, one of the directors or officers of such Subsidiary Guarantor.

“Officer’s Certificate” means (i) a certificate signed by two Officers or (ii) in the event the relevant entity has one appointed Officer only, a certificate signed by such Officer or (iii) in the event the relevant entity has no appointed Officer, a certificate signed by either its sole director or two directors if such entity has more than one director.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Trustee.

“Original Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Permitted Businesses” means the Permitted Forestry Plantation Business and the manufacturing of wood and wood-based products and related businesses and activities incidental to such activities.

“Permitted Forestry Plantation Business” means the operation of forestry plantations and production and processing facilities, the processing, sale, distribution, transportation, cultivation and development of wood fibers and logs, and other similar wood and wood-based products, including bio-fuels, the operation of plantation nurseries, and the sale and distribution of seeds and saplings, inputs and similar products, or intermediate products and by-products used or produced in connection with such activities, the planting of saplings and trees in city greening and urban landscaping projects, including the design and implementation of such projects, the import and export of logs, lumber and other wood and wood-based products, trading agency activities related to the foregoing, and related businesses and activities incidental to any of the foregoing activities.

“Permitted Investment” means:

(1)	any Investment in the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Forestry Plantation Business or a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is primarily engaged in a Permitted Forestry Plantation Business or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Forestry Plantation Business;

(2)	Temporary Cash Investments;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with IFRS;

(4)	an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(5)	Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

(6)	receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(7)	any securities, non-cash consideration or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Limitation on Asset Sales;”

(8)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Limitation on Liens;”

(9)	loans or advances to employees made in the ordinary course of business and consistent with past practices of the Company or past practices of a Restricted Subsidiary, as the case may be, in an aggregate amount outstanding not to exceed at any one time US$500,000 (or the Dollar Equivalent thereof); and

(10)	loans to employees, directors and officers not exceeding the amount required to exercise an option to purchase the Company’s Capital Stock held by such individual, provided that the Capital Stock issued upon exercise of such option is pledged, mortgaged and/or charged to the Company as security for such loan.

“Permitted Liens” means:

(1)	Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(2)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(3)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(5)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(6)	any interest or title of a lessor in the property subject to any operating lease;

(7)	Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(8)	Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary;

(9)	Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(10)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(11)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(12)	Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(13)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Original Issue Date;

(14)	Liens existing on the Original Issue Date;

(15)	Liens on real property, trees or current assets securing Indebtedness which is permitted to be Incurred under clause (7) of the second paragraph of the “Limitation on Indebtedness and Disqualified or Preferred Stock” covenant;

(16)	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (5) of the second paragraph of the “Limitation on Indebtedness and Disqualified or Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(17)	Liens under the Security Documents; and

(18)	Liens securing any Permitted Priority Secured Indebtedness that complies with each of the requirements set forth under “Security—Permitted Priority Secured Indebtedness.”

“Permitted Priority Secured Indebtedness” means Indebtedness of the Company which, in the instrument creating or evidencing the same, is expressly stated to be secured by a lien over the Collateral ranking in priority to the Lien over the Collateral granted to the Holders of the Notes, and all guarantees thereof by any of the Subsidiary Guarantors provided that:

(a)

on or before the date on which such Indebtedness is Incurred, the Company, in an Officer’s Certificate delivered to the Trustee and the Security Trustee designates such Indebtedness as “Permitted Priority Secured Indebtedness” for the purposes of the Indenture, such Indebtedness is certified in such Officer’s Certificate as having been incurred in compliance with the terms of the

Indenture and no Default or Event of Default under the Indenture has occurred and is continuing; and

(b)	such additional Indebtedness, together with all other outstanding Permitted Priority Secured Indebtedness does not exceed the amount of the Permitted Priority Secured Indebtedness Cap;

“Permitted Priority Secured Indebtedness Cap” means $200 million, less any mandatory pre-payments or repurchases of any Permitted Priority Secured Indebtedness made pursuant to the terms of the instrument or agreement creating such Permitted Priority Secured Indebtedness or any agreements entered into in connection therewith.

“Permitted Priority Subsidiary Guarantee” means a guarantee by any Subsidiary Guarantor of Permitted Priority Secured Indebtedness.

“Permitted Priority Subsidiary Guarantor” means any Subsidiary Guarantor guaranteeing the obligations of the Company in respect of the Permitted Priority Secured Indebtedness.

“Permitted Priority Subsidiary Guarantor Pledgor” means any Subsidiary Guarantor which is required to pledge, mortgage or charge Collateral to secure the obligations of the Company in respect of any Permitted Priority Secured Indebtedness.

“Permitted Priority Trustee” has the meaning under the heading “Intercreditor Agreement”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. Government securities dealer in The City of New York, selected by the Company in good faith.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Company of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a Permitted Business and shall include Capital Stock of any Person holding such property or assets, which is primarily engaged in a Permitted Business and will upon the acquisition by the Company or any of its Restricted Subsidiaries of such Capital Stock, become a Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and its affiliates.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such property to another Person and the Company or any Restricted Subsidiary leases it from such Person.

“Secured Party” means the (i) Holders, including (without limitation) any holders of Additional Notes and PIK Notes, and the Trustee and the Security Trustee, and (ii) if and when any Permitted Priority Secured Indebtedness is Incurred, the holders of any Permitted Priority Secured Indebtedness Incurred in compliance with the covenant “Limitation on Indebtedness and Disqualified or Preferred Stock”, or the Permitted Priority Trustee or Security Trustee on their behalf.

“Security Documents” means, collectively, the pledge agreements, equitable mortgages, charges over shares, fixed and floating charges, or other agreements or instruments that may evidence or create any Lien in favor of the Security Trustee, the Trustee and/or any Holders in any or all of the Collateral.

“Senior Indebtedness” of the Company or a Subsidiary Guarantor, as the case may be, means all Indebtedness of the Company or the Subsidiary Guarantor, as relevant, whether outstanding on the Original Issue Date or thereafter created, except for Indebtedness which, in the instrument creating or evidencing the same, is expressly stated to be not senior in right of payment to the Notes or, in respect of such Subsidiary Guarantor, its Subsidiary Guarantee; provided that Senior Indebtedness does not include (i) any obligation to the Company or any Restricted Subsidiary, (ii) trade payables or (iii) Indebtedness Incurred in violation of the Indenture.

“Stated Maturity” means, (1) with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness and (2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness.

“Subordinated Indebtedness” means any Indebtedness of the Company which is subordinated or junior in right of payment to the Notes pursuant to a written agreement to such effect.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantee” means any Guarantee of the obligations of the Company under the Indenture and the Notes by any Subsidiary Guarantor.

“Subsidiary Guarantor” means any initial Subsidiary Guarantor named herein and any other Restricted Subsidiary which is required to guarantee the payment of the Notes pursuant to the Indenture and the Notes; provided that Subsidiary Guarantor will not include any Person whose Subsidiary Guarantee has been released in accordance with the Indenture and the Notes.

“Subsidiary Guarantor Pledgor” means any initial Subsidiary Guarantor Pledgor named herein and any other Subsidiary Guarantor which is required to pledge, mortgage or charge Collateral to secure the obligations of the Company under the Notes and the Indenture and of such Subsidiary Guarantor under its Subsidiary Guarantee; provided that a Subsidiary Guarantor Pledgor will not include any person whose pledge, mortgage or charge under the Security Documents has been released in accordance with the Security Documents, the Indenture and the Notes.

“Temporary Cash Investment” means any of the following:

(1)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally Guaranteed by the United States of America or any agency thereof, in each case maturing within 12 months;

(2)	time deposit accounts, certificates of deposit and money market deposits maturing within 12 months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, or Hong Kong, and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)	commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(5)	securities with maturities of 12 months or less from the date of acquisition issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)	any money market fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7)	time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial Commercial Bank of China, Construction Bank of China, Shanghai Pudong Development Bank, Bank of Shanghai, (ii) any other bank or trust company organized under the laws of the PRC whose long term debt is rated as high or higher than any of those banks or (iii) any other bank organized under the laws of the PRC, provided that, in the case of clause (iii), such deposits do not exceed US$2.5 million (or the Dollar Equivalent thereof) with any single bank or US$5 million (or the Dollar Equivalent thereof) in the aggregate, at any date of determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided herein; and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly-Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly-Owned Subsidiaries of such Person.

EXHIBIT E

INFORMATION REGARDING SFC ESCROW CO.

SFC Escrow Co. will be incorporated prior to the Plan Implementation Date under the laws of the Cayman Islands or such other jurisdiction as may be agreed by SFC, the Monitor and the Initial Consenting Noteholders. SFC Escrow Co. will be a wholly-owned subsidiary of SFC, and the sole director of SFC Escrow Co. will be Codan Services (Cayman) Limited, or such other Person as may be agreed by SFC, the Monitor and the Initial Consenting Noteholders. At the time that SFC Escrow Co. is incorporated, SFC Escrow Co. will issue one share (the “SFC Escrow Co. Share”) to SFC, as the sole shareholder of SFC Escrow Co. and SFC will be deemed to hold the SFC Escrow Co. Share solely for the purpose of facilitating the Restructuring Transaction. The sole share of SFC Escrow Co. is an “Excluded Asset” under the Plan and will therefore not be transferred to Newco pursuant to the Plan and will remain the property of SFC to hold in accordance with the Plan. SFC Escrow Co. will have no assets other than any assets that it is required to hold in escrow pursuant to the terms of the Plan, and it will have no liabilities other than its obligations as set forth in the Plan.

The sole activities and function of SFC Escrow Co. will be to perform the obligations of the Unresolved Claims Escrow Agent and to administer Undeliverable Distributions, in each case as set forth in the Plan. SFC Escrow Co. will not carry on any other activities or issue any shares or other securities (other than the SFC Escrow Co. Share to be held by SFC).

Unresolved Claims Escrow Agent

SFC Escrow Co. will act as the Unresolved Claims Escrow Agent unless otherwise agreed by agreed by SFC, the Monitor and the Initial Consenting Noteholders. Distributions in respect of any Unresolved Claim in existence at the Plan Implementation Date will be held in escrow by the Unresolved Claims Escrow Agent in the Unresolved Claims Reserve until settlement or final determination of the Unresolved Claim in accordance with the Claims Procedure Order, the Meeting Order, the Plan or otherwise, as applicable. To the extent that Unresolved Claims become Proven Claims or are finally disallowed, the Unresolved Claims Escrow Agent will release from escrow and deliver (or in the case of Litigation Trust Interests, cause to be registered) from the Unresolved Claims Reserve the applicable distributions to Affected Creditors with Proven Claims, in each case as set forth in sections 5.5(c) and 5.5(d) the Plan.

During the time that Newco Shares, Newco Notes and/or Litigation Trust Interests are held in escrow in the Unresolved Claims Reserve, any income or proceeds received therefrom or accruing thereon will be added to the Unresolved Claims Reserve by the Unresolved Claims Escrow Agent and no Person will have any right to such income or proceeds until such Newco Shares, Newco Notes or Litigation Trust Interests, as applicable, are distributed (or in the case of Litigation Trust Interests, registered) in accordance with sections 5.5(c) and 5.5(d) of the Plan, at which time the recipient thereof is entitled to any applicable income or proceeds therefrom.

The Unresolved Claims Escrow Agent will have no beneficial interest or right in the Unresolved Claims Reserve. The Unresolved Claims Escrow Agent will not take any step or action with respect to the Unresolved Claims Reserve or any other matter without the consent or direction of the Monitor or the direction of the Court.

Each of SFC, the Monitor and the Initial Consenting Noteholders have reserved all their rights to seek or obtain an Order, whether before or after the Plan Implementation Date, directing that any Unresolved Claims should be disallowed in whole or in part or that such Unresolved Claims should receive the same or similar treatment as is afforded to Equity Claims under the terms of this Plan. SFC will seek relief in the Sanction Order confirming that SFC, the Monitor, the Initial Consenting Noteholders and each of the parties with Unresolved Claims will have standing in any Court hearing or other proceeding with respect to the resolution or determination of Unresolved Claims, including the classification of any Unresolved Claims as Equity Claims for purposes of the Plan.

Undeliverable Distributions

SFC Escrow Co. will hold any Undeliverable Distributions in escrow and administer them in accordance with the Plan. No distributions in respect of an Undeliverable Distribution will be made unless and until SFC and the Monitor are notified by the Person entitled to receive the Undeliverable Distribution of its current address and/or registration information, as applicable, at which time the Monitor will direct SFC Escrow Co. to make all such distributions to such Person, and SFC Escrow Co. will make all such distributions to such Person. All claims for Undeliverable Distributions must be made on or before the date that is six months following the final Distribution Date, after which date the right to receive distributions under the Plan in respect of such Undeliverable Distributions shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred, without any compensation therefor, at which time any such Undeliverable Distributions held by SFC Escrow Co. will be deemed to be cancelled without consideration. No interest is payable in respect of an Undeliverable Distribution.

Other Restrictions

SFC Escrow Co. will not make any sale, distribution, transfer or conveyance of any Newco Shares, Newco Notes or any other assets or property that it holds unless it is directed to do so by an Order of the Court or by a written direction from the Monitor. SFC is not permitted to sell, transfer or convey the SFC Escrow Co. Share nor effect or cause to be effected any liquidation, dissolution, merger or other corporate reorganization of SFC Escrow Co. unless it is directed to do so by an Order of the Court or by a written direction from the Monitor. SFC Escrow Co. is not permitted to exercise any voting rights (including any right to vote at a meeting of shareholders or creditors held or in any written resolution) in respect of Newco Shares or Newco Notes held in the Unresolved Claims Reserve. SFC Escrow Co. will not receive any compensation for the performance of its obligations under the Plan.

EXHIBIT F

RESERVES AND OTHER AMOUNTS RELATING TO THE PLAN

As set out in the Plan, certain reserves and other amounts must be established on or prior to the Plan Implementation Date in accordance with the provisions of the Plan. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan.

Indemnified Noteholder Class Action Limit

The Indemnified Noteholder Class Action Limit has been established as $150 million.

Unresolved Claims Reserve

The Unresolved Claims Reserve will contain Newco Shares, Newco Notes and Litigation Trust Interests in respect of any Unresolved Claims. The Unresolved Claims as at the Plan Implementation Date are expected to consist of contingent and unresolved indemnity claims against SFC in respect of (1) monetary penalties that may be imposed by the Ontario Securities Commission against third parties seeking indemnity from SFC, (2) the Indemnified Noteholder Class Action Claims, which claims and related indemnity claims are limited to a maximum of $150 million by operation of the Indemnified Noteholder Class Action Limit, and (3) reimbursement of defence costs of third parties seeking indemnity from SFC. No consideration will be paid in respect of Unresolved Claims unless, until and then only to the extent that such Unresolved Claims are ultimately determined to be Proven Claims.

Each of SFC, the Monitor and the Initial Consenting Noteholders have reserved all their rights to seek or obtain an Order, whether before or after the Plan Implementation Date, directing that any Unresolved Claims should be disallowed in whole or in part or that such Unresolved Claims should receive the same or similar treatment as is afforded to Equity Claims under the terms of this Plan. SFC will seek relief in the Sanction Order confirming that SFC, the Monitor, the Initial Consenting Noteholders and each of the parties with Unresolved Claims will have standing in any Court hearing or other proceeding with respect to the resolution or determination of Unresolved Claims, including the classification of any Unresolved Claims as Equity Claims for purposes of the Plan.

Other Reserves

The amount of the Administration Charge Reserve, the Directors’ Charge Reserve, the Unaffected Claims Reserve and the Monitor’s Post-Implementation Reserve will be determined prior to the Plan Implementation Date.

EXHIBIT G

DRAFT PLAN SANCTION ORDER

Please see attached.

Court File No. CV-12-9667-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE MR.	)	MONDAY, THE 10th

JUSTICE MORAWETZ	)	DAY OF DECEMBER, 2012

IN THE MATTER OF THE COMPANIES’ CREDITORS

ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR

ARRANGEMENT OF SINO-FOREST CORPORATION

PLAN SANCTION ORDER

THIS MOTION, made by Sino-Forest Corporation (“SFC”), for an order (i) pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), sanctioning the plan of compromise and reorganization dated October 19, 2012, which Plan is attached as Schedule “A” hereto, as supplemented by the plan supplement dated November —, 2012 previously filed with the Court, as the Plan may be further amended, varied or supplemented from time to time in accordance with the terms thereof (the “Plan”), and (ii) pursuant to the section 191 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), approving the Plan and amending the articles of SFC and giving effect to the changes and transactions arising therefrom, was heard on December 7, 2012 and December 10, 2012 at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Affidavit of W. Judson Martin sworn —, 2012 (the “Martin Affidavit”), the — Report of FTI Consulting Canada Inc. in its capacity as monitor of SFC (the “Monitor”) dated —, 2012 (the “Monitor’s — Report”) and the supplemental report to the Monitor’s — Report (the “Supplemental Report”) and on hearing the submissions of counsel for SFC, the Monitor, the ad hoc committee of Noteholders (the “Ad Hoc

Noteholders”), and such other counsel as were present, no one else appearing for any other party, although duly served with the Motion Record as appears from the Affidavit of Service, filed.

DEFINED TERMS

1. THIS COURT ORDERS that any capitalized terms not otherwise defined in this Plan Sanction Order shall have the meanings ascribed to such terms in the Plan and/or the Plan Filing and Meeting Order granted by the Court on August 31, 2012 (the “Plan Filing and Meeting Order”), as the case may be.

SERVICE, NOTICE AND MEETING

2. THIS COURT ORDERS that the time for service of the Notice of Motion, the Motion Record in support of this motion, the Monitor’s — Report and the Supplemental Report be and are hereby abridged and validated so that the motion is properly returnable today and service upon any interested party other than those parties served is hereby dispensed with.

3. THIS COURT ORDERS AND DECLARES that there has been good and sufficient notice, service and delivery of the Plan Filing and Meeting Order and the Meeting Materials (including, without limitation, the Plan) to all Persons upon which notice, service and delivery was required.

4. THIS COURT ORDERS AND DECLARES that the Meeting was duly convened and held, all in conformity with the CCAA and the Orders of this Court made in the CCAA Proceeding, including, without limitation, the Plan Filing and Meeting Order.

5. THIS COURT ORDERS AND DECLARES that: (i) the hearing of the Plan Sanction Order was open to all of the Affected Creditors and all other Persons with an interest in SFC and that such Affected Creditors and other Persons were permitted to be heard at the hearing in respect of the Plan Sanction Order; and (ii) prior to the hearing, all of the Affected Creditors and all other Persons on the Service List in respect of the CCAA Proceeding were given adequate notice thereof.

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SANCTION OF THE PLAN

6. THIS COURT ORDERS that the relevant class of Affected Creditors of SFC for the purposes of voting to approve the Plan is the Affected Creditors Class.

7.	THIS COURT ORDERS AND DECLARES that:

(a)	the Plan has been approved by the Required Majority in conformity with the CCAA and the Plan Filing and Meeting Order;

(b)	SFC has complied with the provisions of the CCAA and the Orders of the Court made in the CCAA Proceeding in all respects;

(c)	SFC has acted and is acting in good faith and with due diligence, and has not done or purported to do (nor does the Plan do or purport to do) anything that is not authorized by the CCAA; and

(d)	the Plan, and all the terms and conditions thereof, and matters and transactions contemplated thereby, are fair and reasonable.

8.	THIS COURT ORDERS that the Plan is hereby sanctioned and approved pursuant to section 6 of the CCAA.

PLAN IMPLEMENTATION

9. THIS COURT ORDERS AND DECLARES that the Plan and all associated steps, compromises, releases, discharges, cancellations, transactions, arrangements and reorganizations effected thereby are approved and shall be deemed to be implemented, binding and effective in accordance with the provisions of the Plan as of the Plan Implementation Date at the Effective Time, or at such other time, times or manner as may be set forth in the section 6.4 or 6.5 of the Plan, and shall enure to the benefit of and be binding upon SFC, the other Released Parties, the Affected Creditors and all other Persons and parties named or referred to in, affected by, or subject to the Plan, including, without limitation, their respective heirs, administrators, executors, legal representatives, successors, and assigns.

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10. THIS COURT ORDERS that each of SFC and the Monitor are authorized and directed to take all steps and actions, and to do all things, necessary or appropriate to implement the Plan in accordance with its terms and to enter into, execute, deliver, complete, implement and consummate all of the steps, transactions, distributions, deliveries, allocations, instruments and agreements contemplated pursuant to the Plan, and such steps and actions are hereby authorized, ratified and approved. Furthermore, neither SFC nor the Monitor shall incur any liability as a result of acting in accordance with terms of the Plan and the Plan Sanction Order.

11. THIS COURT ORDERS that SFC, the Monitor, Newco, the Litigation Trustee, the Trustees, DTC, the Unresolved Claims Escrow Agent, all Transfer Agents and any other Person required to make any distributions, deliveries or allocations or take any steps or actions related thereto pursuant to the Plan are hereby directed to complete such distributions, deliveries or allocations and to take any such related steps and/or actions in accordance with the terms of the Plan, and such distributions, deliveries and allocations, and steps and actions related thereto, are hereby approved.

12. THIS COURT ORDERS that upon the satisfaction or waiver, as applicable, of the conditions precedent set out in section 9.1 of the Plan in accordance with the terms of the Plan, as confirmed by SFC and Goodmans LLP to the Monitor in writing, the Monitor is authorized and directed to deliver to SFC and Goodmans LLP a certificate in the form attached hereto as Schedule “B” (the “Monitor’s Certificate”) signed by the Monitor, certifying that the Plan Implementation Date has occurred and that the Plan and this Plan Sanction Order are effective in accordance with their terms. Following the Plan Implementation Date, the Monitor shall file the Monitor’s Certificate with this Court.

13. THIS COURT ORDERS AND DECLARES that the steps, compromises, releases, discharges, cancellations, transactions, arrangements and reorganizations to be effected on the Plan Implementation Date are deemed to occur and be effected in the sequential order contemplated in sections 6.4 and 6.5 of the Plan, without any further act or formality, beginning at the Effective Time.

14. THIS COURT ORDERS that SFC, the Monitor and the Ad Hoc Noteholders are hereby authorized and empowered to exercise all such consent and approval rights in the manner set forth in the Plan, whether prior to or after implementation of the Plan.

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15. THIS COURT ORDERS that from and after the Plan Implementation Date, and for the purposes of the Plan only, (i) if SFC does not have the ability or the capacity pursuant to Applicable Law to provide its agreement, waiver, consent or approval to any matter requiring SFC’s agreement, waiver, consent or approval under this Plan, such agreement, waiver consent or approval may be provided by the Monitor; and (ii) if SFC does not have the ability or the capacity pursuant to Applicable Law to provide its agreement, waiver, consent or approval to any matter requiring SFC’s agreement, waiver, consent or approval under this Plan, and the Monitor has been discharged pursuant to an Order, such agreement, waiver consent or approval shall be deemed not to be necessary.

COMPROMISE OF CLAIMS AND EFFECT OF PLAN

16. THIS COURT ORDERS AND DECLARES that, pursuant to and in accordance with the terms of the Plan, on the Plan Implementation Date, any and all Affected Claims shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred, subject only to the right of the applicable Persons to receive the distributions and interests to which they are entitled pursuant to the Plan.

17. THIS COURT ORDERS AND DECLARES that, pursuant to and in accordance with the terms of the Plan, on the Plan Implementation Date and at the time specified in Section 6.4 of the Plan, all accrued and unpaid interest owing on, or in respect of, or as part of, Affected Creditor Claims (including any Accrued Interest on the Notes and any interest accruing on the Notes or any Ordinary Affected Creditor Claim after the Filing Date) shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred for no consideration and no Person shall have any entitlement to any such accrued and unpaid interest.

18. THIS COURT ORDERS AND DECLARES that, on the Plan Implementation Date, the ability of any Person to proceed against SFC or the Subsidiaries in respect of any Released Claims shall be forever discharged, barred and restrained, and all proceedings with respect to, in connection with, or relating to any such matter shall be permanently stayed.

19. THIS COURT ORDERS that each Affected Creditor is hereby deemed to have consented to all of the provisions of the Plan, in its entirety, and each Affected Creditor is hereby

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deemed to have executed and delivered to SFC all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out the Plan in its entirety.

20. THIS COURT ORDERS that, on the Plan Implementation Date and at the time specific in Section 6.4 of the Plan, the SFC Assets (including for greater certainty the Direct Subsidiary Shares, the SFC Intercompany Claims and all other SFC Assets assigned transferred and conveyed to Newco pursuant to section 6.4 of the Plan) shall vest in the Person to whom such assets are being assigned, transferred and conveyed, in accordance with the terms of the Plan, free and clear of and from any and all Charges, Claims (including, notwithstanding anything to the contrary herein, any Unaffected Claims), D&O Claims, D&O Indemnity Claims, Section 5.1(2) D&O Claims, Conspiracy Claims, Continuing Other D&O Claims, Non-Released D&O Claims, Affected Claims, Class Action Claims, Class Action Indemnity Claims, claims or rights of any kind in respect of the Notes or the Note Indentures, and any right or claim that is based in whole or in part on facts, underlying transactions, causes of action or events relating to the Restructuring Transaction, the CCAA Proceedings or any of the foregoing, and any guarantees or indemnities with respect to any of the foregoing. Any Encumbrances or claims affecting, attaching to or relating to the SFC Assets in respect of the foregoing are and shall be deemed to be irrevocably expunged and discharged as against the SFC Assets, and no such Encumbrances or claims shall be pursued or enforceable as against Newco or any other Person.

21. THIS COURT ORDERS that any securities, interests, rights or claims pursuant to the Plan, including the Newco Shares, the Newco Notes and the Litigation Trust Interests, issued, assigned, transferred or conveyed pursuant to the Plan will be will be free and clear of and from any and all Charges, Claims (including, notwithstanding anything to the contrary herein, any Unaffected Claims), D&O Claims, D&O Indemnity Claims, Affected Claims, Section 5.1(2) D&O Claims, Conspiracy Claims, Continuing Other D&O Claims, Non-Released D&O Claims, Class Action Claims, Class Action Indemnity Claims, claims or rights of any kind in respect of the Notes or the Note Indentures, and any right or claim that is based in whole or in part on facts, underlying transactions, causes of action or events relating to the Restructuring Transaction, the CCAA Proceedings or any of the foregoing, and any guarantees or indemnities with respect to any of the foregoing.

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22. THIS COURT ORDERS that the Litigation Trust Agreement is hereby approved and deemed effective as of the Plan Implementation Date, including with respect to the transfer, assignment and delivery of the Litigation Trust Claims to the Litigation Trustee which shall, and are hereby deemed to, occur on and as of the Plan Implementation Date.

23. THIS COURT ORDERS that section 36.1 of the CCAA, sections 95 to 101 of the BIA and any other federal or provincial Law relating to preferences, fraudulent conveyances or transfers at undervalue, shall not apply to the Plan or to any payments, distributions, transfers, allocations or transactions made or completed in connection with the restructuring and recapitalization of SFC, whether before or after the Filing Date, including, without limitation, to any and all of the payments, distributions, transfers, allocations or transactions contemplated by and to be implemented pursuant to the Plan.

24. THIS COURT ORDERS that the articles of reorganization to be filed by SFC pursuant to section 191 of the CBCA, substantially in the form attached as Schedule “C” hereto, are hereby approved, and SFC is hereby authorized to file the articles of reorganization with the Director (as defined in the CBCA).

25. THIS COURT ORDERS that on the Equity Cancellation Date, or such other date as agreed to by the Monitor, SFC and the Initial Consenting Noteholders, all Existing Shares and other Equity Interests shall be fully, finally and irrevocably cancelled.

26. THIS COURT ORDERS AND DECLARES that the Newco Shares shall be and are hereby deemed to have been validly authorized, created, issued and outstanding as fully-paid and non-assessable shares in the capital of Newco as of the Effective Time.

27. THIS COURT ORDERS AND DECLARES that the issuance and distribution of the Newco Shares, the Newco Notes and, to the extent they may be deemed to be securities, the Litigation Trust Interests, and any other securities to be issued pursuant to the Plan shall be exempt from all prospectus and registration requirements of any applicable securities, corporate or other law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance, notice, policy or other pronouncement having the effect of law applicable in the provinces and territories of Canada.

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28. THIS COURT ORDERS AND DECLARES that upon the Plan Implementation Date the initial Newco Share in the capital of Newco held by the Initial Newco Shareholder shall be deemed to have been redeemed and cancelled for no consideration.

29. THIS COURT ORDERS AND DECLARES that it was advised prior to the hearing in respect of the Plan Sanction Order that the Plan Sanction Order will be relied upon by SFC and Newco as an approval of the Plan for the purpose of relying on the exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to section 3(a)(10) thereof for the issuance of the Newco Shares, Newco Notes and, to the extent they may be deemed to be securities, the Litigation Trust Interests, and any other securities to be issued pursuant to the Plan.

STAY OF PROCEEDINGS

30. THIS COURT ORDERS that all obligations, agreements or leases to which (i) SFC remains a party on the Plan Implementation Date, or (ii) Newco becomes a party as a result of the conveyance of the SFC Assets to Newco on the Plan Implementation Date, shall be and remain in full force and effect, unamended, as at the Plan Implementation Date and no party to any such obligation, agreement or lease shall on or following the Plan Implementation Date, accelerate, terminate, refuse to renew, rescind, refuse to perform or otherwise disclaim or resiliate its obligations thereunder, or enforce or exercise (or purport to enforce or exercise) any right or remedy under or in respect of any such obligation, agreement or lease, (including any right of set-off, dilution or other remedy), or make any demand against SFC, Newco, any Subsidiary or any other Person under or in respect of any such agreement with Newco or any Subsidiary, by reason:

(a)	of any event which occurred prior to, and not continuing after, the Plan Implementation Date, or which is or continues to be suspended or waived under the Plan, which would have entitled any other party thereto to enforce those rights or remedies;

(b)	that SFC sought or obtained relief under the CCAA or by reason of any steps or actions taken as part of the CCAA Proceeding or this Plan Sanction Order or prior orders of this Court;

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(c)	of any default or event of default arising as a result of the financial condition or insolvency of SFC;

(d)	of the completion of any of the steps, actions or transactions contemplated under the Plan, including, without limitation, the transfer, conveyance and assignment of the SFC Assets to Newco; or

(e)	of any steps, compromises, releases, discharges, cancellations, transactions, arrangements or reorganizations effected pursuant to the Plan.

31. THIS COURT ORDERS that from and after the Plan Implementation Date, any and all Persons shall be and are hereby stayed from commencing, taking, applying for or issuing or continuing any and all steps or proceedings, including without limitation, administrative hearings and orders, declarations or assessments, commenced, taken or proceeded with or that may be commenced, taken or proceed with to advance any Released Claims.

RELEASES

32. THIS COURT ORDERS that, subject to section 7.2 of the Plan, all of the following shall be fully, finally, irrevocably and forever compromised, released, discharged, cancelled and barred on the Plan Implementation Date at the time or times and in the manner set forth in section 6.4 of the Plan:

(a)	all Affected Claims, including, without limitation, all Affected Creditor Claims, Equity Claims, D&O Claims (other than Section 5.1(2) D&O Claims, Conspiracy Claims, Continuing Other D&O Claims and Non-Released D&O Claims), D&O Indemnity Claims (except as set forth in section 7.1(d) of the Plan) and Noteholder Class Action Claims (other than the Continuing Noteholder Class Action Claims);

(b)	all Claims of the Ontario Securities Commission or any other Governmental Entity that have or could give rise to a monetary liability, including, without limitation, fines, awards, penalties, costs, claims for reimbursement or other claims having a monetary value;

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(c)	all Class Action Claims (including, without limitation, the Noteholder Class Action Claims) against SFC, the Subsidiaries or the Named Directors or Officers of SFC or the Subsidiaries (other than Class Action Claims that are Section 5.1(2) D&O Claims, Conspiracy Claims or Non-Released D&O Claims);

(d)	all Class Action Indemnity Claims (including, without limitation, related D&O Indemnity Claims), other than any Class Action Indemnity Claim by the Third Party Defendants against SFC in respect of the Indemnified Noteholder Class Action Claims (including, without limitation, any D&O Indemnity Claim in that respect), which shall be limited to the Indemnified Noteholder Class Action Limit pursuant to the releases set out in section 7.1(f) of the Plan and the injunctions set out in section 7.3 of the Plan;

(e)	any portion or amount of or liability of the Third Party Defendants for the Indemnified Noteholder Class Action Claims (on a collective, aggregate basis in reference to all Indemnified Noteholder Class Action Claims together) that exceeds the Indemnified Noteholder Class Action Limit;

(f)	any portion or amount of, or liability of SFC for, any Class Action Indemnity Claims by the Third Party Defendants against SFC in respect of the Indemnified Noteholder Class Action Claims to the extent that such Class Action Indemnity Claims exceed the Indemnified Noteholder Class Action Limit;

(g)

any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, orders, including, without limitation, for injunctive relief or specific performance and compliance orders, expenses, executions, Encumbrances and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature which any Person may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, against Newco, the directors and officers of Newco, the Noteholders, members of the ad hoc committee of Noteholders, the Trustees, the Transfer Agent, the Monitor, FTI Consulting Canada Inc., FTI HK, counsel for the current Directors of SFC, counsel for the Monitor, counsel for the Trustees, the SFC Advisors, the Noteholder Advisors, and

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each and every member (including, without limitation, members of any committee or governance council), partner or employee of any of the foregoing, for or in connection with or in any way relating to: any Claims (including, without limitation, notwithstanding anything to the contrary herein, any Unaffected Claims); Affected Claims; Section 5.1(2) D&O Claims; Conspiracy Claims; Continuing Other D&O Claims; Non-Released D&O Claims; Class Action Claims; Class Action Indemnity Claims; any right or claim in connection with or liability for the Notes or the Note Indentures; any guarantees, indemnities, claims for contribution, share pledges or Encumbrances related to the Notes or the Note Indentures; any right or claim in connection with or liability for the Existing Shares, Equity Interests or any other securities of SFC; any rights or claims of the Third Party Defendants relating to SFC or the Subsidiaries;

(h)

any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, orders, including, without limitation, for injunctive relief or specific performance and compliance orders, expenses, executions, Encumbrances and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature which any Person may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, against Newco, the directors and officers of Newco, the Noteholders, members of the ad hoc committee of Noteholders, the Trustees, the Transfer Agent, the Monitor, FTI Consulting Canada Inc., FTI HK, the Named Directors and Officers, counsel for the current Directors of SFC, counsel for the Monitor, counsel for the Trustees, the SFC Advisors, the Noteholder Advisors, and each and every member (including, without limitation, members of any committee or governance council), partner or employee of any of the foregoing, based in whole or in part on any act, omission, transaction, duty, responsibility, indebtedness, liability, obligation, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date (or, with respect to actions taken pursuant to the Plan after the Plan Implementation Date, the date of such actions) in any way relating to, arising out of, leading up to, for, or in connection with the CCAA Proceeding, RSA, the Restructuring Transaction, the Plan, any

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proceedings commenced with respect to or in connection with the Plan, or the transactions contemplated by the RSA and the Plan, including, without limitation, the creation of Newco and the creation, issuance or distribution of the Newco Shares, the Newco Notes, the Litigation Trust or the Litigation Trust Interests, provided that nothing in this paragraph shall release or discharge any of the Persons listed in this paragraph from or in respect of any obligations any of them may have under or in respect of the RSA, the Plan or under or in respect of any of Newco, the Newco Shares, the Newco Notes, the Litigation Trust or the Litigation Trust Interests, as the case may be;

(i)

any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, orders, including, without limitation, for injunctive relief or specific performance and compliance orders, expenses, executions, Encumbrances and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature which any Person may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, against the Subsidiaries for or in connection with any Claim (including, without limitation, notwithstanding anything to the contrary herein, any Unaffected Claim); any Affected Claim (including, without limitation, any Affected Creditor Claim, Equity Claim, D&O Claim, D&O Indemnity Claim and Noteholder Class Action Claim); any Section 5.1(2) D&O Claim; any Conspiracy Claim; any Continuing Other D&O Claim; any Non-Released D&O Claim; any Class Action Claim; any Class Action Indemnity Claim; any right or claim in connection with or liability for the Notes or the Note Indentures; any guarantees, indemnities, share pledges or Encumbrances relating to the Notes or the Note Indentures; any right or claim in connection with or liability for the Existing Shares, Equity Interests or any other securities of SFC; any rights or claims of the Third Party Defendants relating to SFC or the Subsidiaries; any right or claim in connection with or liability for the RSA, the Plan, the CCAA Proceedings, the Restructuring Transaction, the Litigation Trust, the business and affairs of SFC and the Subsidiaries (whenever or however conducted), the administration and/or management of SFC and the Subsidiaries, or any public filings,

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statements, disclosures or press releases relating to SFC; any right or claim in connection with or liability for any indemnification obligation to Directors or Officers of SFC or the Subsidiaries pertaining to SFC, the Notes, the Note Indentures, the Existing Shares, the Equity Interests, any other securities of SFC or any other right, claim or liability for or in connection with the RSA, the Plan, the CCAA Proceedings, the Restructuring Transaction, the Litigation Trust, the business and affairs of SFC (whenever or however conducted), the administration and/or management of SFC, or any public filings, statements, disclosures or press releases relating to SFC; any right or claim in connection with or liability for any guaranty, indemnity or claim for contribution in respect of any of the foregoing; and any Encumbrance in respect of the foregoing; and

(j)	all Subsidiary Intercompany Claims as against SFC (which are assumed by Newco pursuant to the Plan).

33. THIS COURT ORDERS that nothing in the Plan shall waive, compromise, release, discharge, cancel or bar any of the claims listed in section 7.2 of the Plan.

34. THIS COURT ORDERS that, for greater certainty, nothing in the Plan shall release any obligations of the Subsidiaries owed to (i) any employees, directors or officers of those Subsidiaries in respect of any wages or other compensation related arrangements, or (ii) to suppliers and trade creditors of the Subsidiaries in respect of goods or services supplied to the Subsidiaries.

35. THIS COURT ORDERS that any guarantees, indemnities, Encumbrances or other obligations owing by or in respect of SFC relating to the Notes or the Note Indentures shall be and are hereby deemed to be released, discharged and cancelled.

36. THIS COURT ORDERS that the Trustees are hereby authorized and directed to release, discharge and cancel any guarantees, indemnities, Encumbrances or other obligations owing by or in respect of any Subsidiary relating to the Notes or the Note Indentures.

37. THIS COURT ORDERS that any claims against the Named Directors and Officers in respect of Section 5.1(2) D&O Claims or Conspiracy Claims shall be limited to recovery from any insurance proceeds payable in respect of such Section 5.1(2) D&O Claims or Conspiracy

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Claims, as applicable, pursuant to the Insurance Policies, and Persons with any such Section 5.1(2) D&O Claims against Named Directors and Officers or Conspiracy Claims against Named Directors and Officers shall have no right to, and shall not, make any claim or seek any recoveries from any Person, (including SFC, any of the Subsidiaries or Newco), other than enforcing such Persons’ rights to be paid from the proceeds of an Insurance Policy by the applicable insurer(s).

38. THIS COURT ORDERS that all Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Time, with respect to any and all Released Claims, from (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Released Parties; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties or their property; (iii) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits or demands, including without limitation, by way of contribution or indemnity or other relief, in common law, or in equity, breach of trust or breach of fiduciary duty or under the provisions of any statute or regulation, or other proceedings of any nature or kind whatsoever (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against any Person who makes such a claim or might reasonably be expected to make such a claim, in any manner or forum, against one or more of the Released Parties; (iv) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (v) taking any actions to interfere with the implementation or consummation of this Plan; provided, however, that the foregoing shall not apply to the enforcement of any obligations under the Plan.

THE MONITOR

39. THIS COURT ORDERS that the Monitor, in addition to its prescribed rights and obligations under the CCAA and the powers provided to the Monitor herein and in the Plan, shall be and is hereby authorized, directed and empowered to perform its functions and fulfill its obligations under the Plan and this Plan Sanction Order to facilitate the implementation of the Plan.

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40. THIS COURT ORDERS that: (i) in carrying out the terms of this Plan Sanction Order and the Plan, the Monitor shall have all the protections given to it by the CCAA, the Initial Order, the Order of this Court dated April 20, 2012 expanding the powers of the Monitor, and as an officer of the Court, including the stay of proceedings in its favour; (ii) the Monitor shall incur no liability or obligation as a result of carrying out the provisions of this Plan Sanction Order and/or the Plan, save and except for any gross negligence or wilful misconduct on its part; (iii) the Monitor shall be entitled to rely on the books and records of SFC and any information provided by SFC without independent investigation; and (iv) the Monitor shall not be liable for any claims or damages resulting from any errors or omissions in such books, records or information.

41. THIS COURT ORDERS that upon completion by the Monitor of its duties in respect of SFC pursuant to the CCAA, the Plan and the Orders, the Monitor may file with the Court a certificate stating that all of its duties in respect of SFC pursuant to the CCAA, the Plan and the Orders have been completed and thereupon, FTI Consulting Canada Inc. shall be deemed to be discharged from its duties as Monitor and released of all claims relating to its activities as Monitor.

42. THIS COURT ORDERS that in no circumstances will the Monitor have any liability for any of SFC’s tax liabilities, if any, regardless of how or when such liabilities may have arisen.

43. THIS COURT ORDERS that, subject to the due performance of its obligations as set forth in the Plan and subject to its compliance with any written directions or instructions of the Monitor and/or directions of the Court in the manner set forth in the Plan, SFC Escrow Co. shall have no liabilities whatsoever arising from the performance of its obligations under the Plan.

RESERVES AND OTHER AMOUNTS

44. THIS COURT ORDERS AND DECLARES that the amount of each of the Indemnified Noteholder Class Action Limit, the Litigation Funding Amount, the Unaffected Claims Reserve, the Administration Charge Reserve, the Directors’ Charge Reserve, the Monitor’s Post-Implementation Reserve and the Unresolved Claims Reserve, is as provided for in the Plan, the Plan Supplement or in Schedule “D” hereto.

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45. THIS COURT ORDERS AND DECLARES that, on the Plan Implementation Date, at the time or times and in the manner set forth in section 6.4 of the Plan, each of the Charges shall be discharged, released and cancelled, and any obligations secured thereby shall be satisfied pursuant to section 4.2(b) of the Plan, and from and after the Plan Implementation Date: (i) the Administration Charge Reserve shall stand in place of the Administration Charge as security for the payment of any amounts secured by the Administration Charge; and (ii) the Directors’ Charge Reserve shall stand in place of the Directors’ Charge as security for the payment of any amounts secured by the Directors’ Charge.

46. THIS COURT ORDERS that any Unresolved Claims that exceed $1 million shall not be accepted or resolved without further Order of the Court. All parties with Unresolved Claims shall have standing in any proceeding with respect to the determination or status of any other Unresolved Claim. Counsel to the Ad Hoc Noteholders, Goodmans LLP, shall continue to have standing in any such proceeding on behalf of the Ad Hoc Noteholders, in their capacity as Affected Creditors with Proven Claims.

EFFECT, RECOGNITION AND ASSISTANCE

47. THIS COURT ORDERS that nothing in this Plan Sanction Order or as a result of the implementation of the Plan shall affect the standing any Person has at the date of this Plan Sanction Order in respect of the CCAA Proceeding or the Litigation Trust.

48. THIS COURT ORDERS that the transfer, assignment and delivery to the Litigation Trustee pursuant to the Litigation Trust of (i) rights, title and interests in and to the Litigation Trust Claims and (ii) all respective rights, title and interests in and to any lawyer-client privilege, work product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Litigation Trust Claims, regardless of whether such documents or copies thereof have been requested by the Litigation Trustee pursuant to the Litigation Trust Agreement (collectively, the “Privileges”) shall not constitute a waiver of any such Privileges, and that such Privileges are expressly maintained.

49. THIS COURT ORDERS that the current directors of SFC shall be deemed to have resigned on the Plan Implementation Date. The current directors of SFC shall have no liability in such capacity for any and all demands, claims, actions, causes of action, counterclaims, suits,

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debts, sums of money, accounts, covenants, damages, judgments, orders, including, without limitation, for injunctive relief or specific performance and compliance orders, expenses, executions, Encumbrances and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature which any Person may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, arising on or after the Plan Implementation Date.

50. THIS COURT ORDERS that SFC and the Monitor may apply to this Court for advice and direction with respect to any matter arising from or under the Plan or this Plan Sanction Order.

51. THIS COURT ORDERS that this Plan Sanction Order shall have full force and effect in all provinces and territories of Canada and abroad as against all persons and parties against whom it may otherwise be enforced.

52. THIS COURT HEREBY REQUESTS the aid and recognition of any court or any judicial, regulatory or administrative body having jurisdiction in Canada, the United States, Barbados, the British Virgin Islands, Cayman Islands, Hong Kong, the People’s Republic of China or in any other foreign jurisdiction, to give effect to this Plan Sanction Order and to assist SFC, the Monitor and their respective agents in carrying out the terms of this Plan Sanction Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to SFC and to the Monitor, as an officer of this Court, as may be necessary or desirable to give effect to this Plan Sanction Order, to grant representative status to the Monitor in any foreign proceeding, or to assist SFC and the Monitor and their respective agents in carrying out the terms of this Plan Sanction Order.

53. THIS COURT ORDERS that each of SFC and the Monitor shall, following consultation with Goodmans LLP, be at liberty, and is hereby authorized and empowered, to make such further applications, motions or proceedings to or before such other courts and judicial, regulatory and administrative bodies, and take such steps in Canada, the United States of America, the British Virgin Islands, Cayman Islands, Hong Kong, the People’s Republic of China or in any other foreign jurisdiction, as may be necessary or advisable to give effect to this Plan Sanction Order and any other Order granted by this Court, including for recognition of this

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Plan Sanction Order and for assistance in carrying out its terms.

54. THIS COURT ORDERS that this Plan Sanction Order shall be posted on the Monitor’s Website at http://cfcanada.fticonsulting.com/sfc and only be required to be served upon the parties on the Service List and those parties who appeared at the hearing of the motion for this Plan Sanction Order.

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Schedule “A”

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Schedule “B”

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Schedule “C”

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Schedule “D”

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IN THE MATTER OF THE COMPANIES CREDITORS’ ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED AND IN THE MATTER OF A PLAN OR COMPROMISE OR ARRANGEMENT OF SINO-FOREST CORPORATION

Court File No. CV-12-9667-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceedings commenced in Toronto
PLAN SANCTION ORDER

BENNETT JONES LLP

One First Canadian Place

Suite 3400, P.O. Box 130

Toronto, Ontario

M5X 1A4

Rob Staley (LSUC #27115J)

Kevin Zych (LSUC #33129T)

Derek Bell (LSUC #43420J)

Jonathan Bell (LSUC #55457P)

Tel: 416-863-1200

Fax: 416-863-1716

Lawyers for Sino-Forest Corporation